UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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SEI INVESTMENTS COMPANY
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SEI Investments Company Notice of Annual Meeting of Shareholders to be held May 31, 2023

Unlocking our potential.

Alfred P. West, Jr. Executive Chairman
Last year marked the next chapter of SEI’s evolution and growth. I had the privilege of leading our company for more than 50 years, and I know my passion and commitment to SEI’s success endure with CEO Ryan Hicke’s leadership, deep understanding of our culture and clients, and unwavering commitment to you.
We must continually move our business forward in order to meet our clients’ evolving and increasingly complex needs, helping them manage change and transform their businesses. Not only are the technology and investment solutions we deliver core to our success, but so are the talented workforce and culture that differentiate SEI as a strategic partner.
Our commitment to building deep connections across the industry and community is rooted in the values we live each day. We strive to effect positive change that pushes all of us to achieve our fullest potential. As we focus on three key strategic areas of talent, culture, and growth, we will invest wisely to propel SEI forward.
Diversity, equity, and inclusion (DEI) is a critical component of our company’s success. We have long believed in the power of diverse thoughts, perspectives, experiences, and backgrounds—the very things that help us challenge convention, spur creativity, and foster innovation. Embedding DEI across all levels and areas of our business helps strengthen our workforce, enrich our culture, and drive SEI’s growth.
As the industry and world continue to experience unrelenting change, we are well-positioned to further unlock opportunities to solve the problems that matter most to our clients, employees, and communities. Courage remains one of the foundational elements of our culture, and we will continue taking the bold leaps that can take SEI into the next 50 years.

2023 Proxy Statement 1

Notice of Annual Meeting of Shareholders
Date and time
Wednesday, May 31, 2023
9 a.m. ET

Location
Virtual meeting
Our 2023 Annual Meeting will be held in a virtual-only format. Shareholders will not be able to attend our 2023 Annual Meeting of Shareholders in person.
Shareholders may attend our 2023 Annual Meeting of Shareholders virtually at www.virtualshareholdermeeting.com/SEIC2023 by entering the 16-digit voting control number found on your proxy card or in your voting instructions.

Purposes
1.To elect two directors for a term expiring at our 2026 Annual Meeting of Shareholders;
2.To approve on an advisory basis the compensation of our named executive officers;
3.To vote on an advisory basis on the frequency of future advisory shareholder votes on the compensation paid to our named executive officers;
4.To ratify the appointment of KPMG LLP as independent registered public accountants to examine our consolidated financial statements for 2023; and
5.To transact such other business as may properly come before our 2023 Annual Meeting of Shareholders or any adjournments thereof.
Only shareholders of record at the close of business on March 24, 2023 will be entitled to receive notice of, and to vote at, our 2023 Annual Meeting of Shareholders and any adjournments thereof. Additional information regarding the rules and procedures for participating in and voting during the Annual Meeting will be set forth in our meeting rules of conduct, which shareholders will be able to view prior to or during the virtual meeting.
Whether or not shareholders plan to attend our virtual-only 2023 Annual Meeting of Shareholders, SEI urges shareholders to vote and submit their proxies in advance of the meeting by one of the methods described in these proxy materials.
By order of the Board of Directors,
William M. Doran, Secretary
April 20, 2023

Table of contents

How to vote
Your vote is important
Vote by 11:59 p.m. ET on May 30, 2023 for shares held directly and by 11:59 p.m. ET on May 26, 2023 for shares held in a Plan. Refer to the attached proxy materials or the information forwarded by your bank, broker, or other nominee to see which voting methods are available.
Internet
Go to www.proxyvote.com and follow the instructions. You will need the control number from your proxy card or voting instruction form, or to scan the QR code to vote using your mobile device.
Telephone
If your shares are held in the name of a broker, bank or other nominee, follow the telephone voting instructions provided. If your shares are registered in your name, call 1-800-690-6903 and follow the voice prompts. You will need the control number from your proxy card or voting instruction form.
Mail
Complete, sign, date, and return the enclosed proxy card or voting instruction card in the postage pre-paid envelope provided.
Voting at the Annual Meeting
This year’s Annual Meeting will be virtual. You may vote during the meeting pursuant to the rules and procedures for participating in and voting during the meeting set forth in our meeting rules of conduct, which shareholders will be able to view prior to or during the meeting at www.virtualshareholdermeeting.com/SEIC2023 by entering the 16-digit voting control number found on your proxy card or voting instruction form and by following the instructions to vote.
Please read both this Proxy Statement and our Annual Report before you cast your vote. They are available free of charge on our website at seic.com/investor-relations.
4	Proxy statement

6	Corporate social responsibility

10	Proxy summary

12	Proposal 1
Election of directors

18	Corporate governance

22	Ownership of shares

24	Compensation discussion and analysis

39	Executive compensation

47	Audit Committee report

48	Proposal 2
Advisory vote on executive compensation

50	Proposal 3
Advisory vote on frequency of future advisory shareholder votes on executive compensation

52	Proposal 4
Ratification of appointment of independent registered public accountants

55	Other important information

2023 Proxy Statement 3

Proxy
statement.
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of SEI Investments Company (“SEI,” “the Company,” “we,” or “our”) of proxies for use at our 2023 Annual Meeting of Shareholders to be held on May 31, 2023, and at any adjournments thereof (our “2023 Annual Meeting”).

2023 Annual Meeting of
Shareholders
Action will be taken at our 2023 Annual Meeting to elect two directors with a term expiring at our 2026 Annual Meeting of Shareholders; to approve on an advisory basis the compensation of our named executive officers; to approve on an advisory basis the frequency of future shareholder votes on the compensation of our named executive officers; to ratify the appointment of KPMG LLP as independent registered public accountants to examine our consolidated financial statements for 2023; and to consider such other business as may properly come before our 2023 Annual Meeting and any adjournments thereof. This Proxy Statement, the accompanying proxy card or voting instruction form and our Annual Report for 2022 will be sent to our shareholders on or about April 20, 2023.
Our 2023 Annual Meeting will be held in a virtual-only format. Shareholders will not be able to attend our 2023 Annual Meeting in person. Shareholders may attend our 2023 Annual Meeting virtually at www.virtualshareholdermeeting.com/SEIC2023 by entering the 16-digit voting control number found on your proxy card or your voting instruction form. Shareholders whose shares are held in the name of a broker, bank or other nominee and who need their 16-digit control number should contact their bank, broker or other nominee, and to ensure receipt of the control number in a timely fashion, should do so well in advance of the 2023 Annual Meeting of Shareholders.
Voting at the meeting
Only the holders of shares of our common stock, par value $.01 per share (“Shares”), of record at the close of business on March 24, 2023 (“Shareholders”), are entitled to vote at our 2023 Annual Meeting. On that date, there were 133,368,347 Shares outstanding and entitled to be voted at our 2023 Annual Meeting. Each Shareholder will have the right to one vote for each Share outstanding in his or her name on our books.
See “Ownership of Shares” for information regarding the ownership of Shares by our directors, nominees, officers, and certain shareholders.
Quorum and required votes
A majority of the Shares entitled to vote at the 2023 Annual Meeting, present either in person or by proxy, will constitute a quorum for all purposes of the 2023 Annual Meeting. Shares are voted on any matter submitted to a vote at the Annual Meeting, under Pennsylvania law, the Shares will be considered present for all purposes of the meeting and will therefore be counted for purposes of calculating whether a quorum is present at the Annual Meeting. Under Pennsylvania law and our Articles and Bylaws, if a quorum is present at the meeting:
•the two nominees for election as directors will be elected to the Board if the votes cast for each nominee exceed the votes cast against the nominee;

•management’s proposal to approve on an advisory basis the compensation of our named executive officers as disclosed in this Proxy Statement will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal;
•with respect to management’s proposal to approve on an advisory basis the frequency of future shareholder votes on the compensation of our named executive officers, our shareholders will be considered to have approved the frequency receiving the greatest number of votes cast; and
•the ratification of the appointment of our independent public accountants will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal.
Abstentions and broker non-votes (such as votes of “Withhold Authority”) on any proposal will not be included in the total of votes cast on that proposal and will not affect the outcome of the vote on that proposal.
Other voting information
Shares represented by each properly executed proxy card will be voted in the manner specified by the respective Shareholder. If instructions to the contrary are not given, such Shares will be voted FOR the election to our Board of the nominees listed herein; FOR management’s proposal to approve on an advisory basis the compensation of our named executive officers; for ONE YEAR as to approval on an annual basis of the frequency of future shareholder votes to approve on an advisory basis the compensation of our named executive officers; and FOR the ratification of the appointment of KPMG LLP as independent registered public accountants to examine our consolidated financial statements for 2023.
If any other matters are properly presented for action at the meeting, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment. Brokers or other nominees who hold Shares for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting.
Your broker is not permitted to vote on your behalf on the election of directors or the advisory vote proposals on approval of compensation and the frequency of future such votes, as well as any other non-routine matters unless you provide specific instructions by completing and returning the proxy card or by following the instructions provided to you by your broker, trustee or nominee to vote your Shares via telephone or the Internet. We expect that brokers and nominees will determine that they have the discretion to vote the Shares held of record by them in the absence of voting instructions from the beneficial holder only on the ratification of the selection of our independent public accountants. For your vote to be counted, you need to communicate your voting instructions to your broker, trustee or nominee.
As a result, it is important to understand that if you hold your Shares through a broker, you must give your broker specific instructions on how to vote your Shares for them to be counted as votes cast on a number of matters being considered at the meeting and to affect the outcome of those votes.
You may vote your Shares in one of several ways, depending upon how you own your Shares. If you own shares registered in the name of a bank, broker or other nominee, refer to your proxy card or voting instruction form to see which voting methods are available to you. If you own shares that are registered with our transfer agent in your own name, you may vote on the Internet, by telephone or mail as described on your ballot card or voting instruction form.
This year’s annual meeting will be virtual. You may vote during the meeting pursuant to the rules and procedures for participating in and voting during the Annual Meeting set forth in our meeting rules of conduct, which shareholders will be able to view prior to or during the meeting at www.virtualshareholdermeeting.com/SEIC2023 by entering the 16-digit voting control number found on your proxy card or your voting instruction form, and by following the instructions to vote.
Any record Shareholder giving a proxy or other voting instruction has the right to revoke it by providing written notice of revocation to our Secretary at any time before the proxy or voting instruction is voted.
Please read both this Proxy Statement and our Annual Report before you cast your vote.
2023 Proxy Statement 5

Corporate social responsibility.

Our pledge to diversity, equity, and inclusion.
We are committed to creating a diverse workforce and fostering an inclusive culture, in which our employees feel welcomed, valued, and respected every day—regardless of their identity.
Recognizing that diversity, equity, and inclusion (DEI) is not a place of perfection, we launched a multiyear initiative in 2022 to continue our DEI efforts. CEO Ryan Hicke joined more than 2,200 CEOs and presidents in signing the CEO Action for Diversity & Inclusion™, pledging to “ACT ON” supporting a more inclusive workplace for employees, communities, and society at large.
CEO Statement on DEI
We have always believed in the power of diversity, equity, and inclusion (DEI) to fuel our approach to creating solutions for new challenges, making better decisions, and providing every employee access to the resources and opportunities that foster their growth—regardless of their identity.
We are in a state of constant transformation, requiring us to continuously build and evolve a company culture in which everyone feels welcomed, respected, valued, heard, recognized, and empowered to bring their authentic self to do their best work every day. Nurturing this type of environment for all of our employees is a critical focus for SEI.
Leadership at all levels is committed to embedding DEI across our entire company. We are launching a multi-year initiative to continue improving diverse representation throughout our workforce; cultivating an inclusive culture through learning, awareness, and belonging; and supporting supplier diversity.
We strive each day to seize opportunities to effect positive change and make an impact. No one will hold back in doing the right thing to care for our employees and communities and solve for our clients’ needs.
An inclusive culture empowers our employees to share their diverse perspectives, experiences, and ideas, which drive our clients’ and company’s success. We know that our unwavering commitment to diversity and inclusion will help us achieve our mission to build brave futuresSM through the power of connection. – CEO Ryan Hicke
Building our roadmap
To help guide us on our DEI journey, we welcomed a director of DEI and program manager of DEI Reporting and Outreach in 2022.
Through a companywide inclusive culture climate diagnosis survey, we sought to capture all of our employees’ voices in sharing how they experience diversity at SEI. The survey results helped us identify areas for action in further building a diverse, equitable, and inclusive workplace in which everyone can thrive.

Investing in talent
We believe it is imperative to have diversity of backgrounds, talents, and thoughts in order to address our clients’ needs. SEI is proud to be an equal opportunity employer and a volunteer affirmative action program reporter. We continue to build diverse representation of our workforce by offering employment opportunities to BIPOC, women, differently abled people, LGBTQIA+, military service members, and veterans.
In an effort to ensure our job descriptions are more inclusive, we utilized language software that bridges empathy gaps. This tool helped us remove the most common languages in our job descriptions that unintentionally become barriers to candidates from diverse backgrounds.
Creating a formalized internal mobility program for SEI is a critical component of our talent strategy. We’re committed to making as much of an investment in recruiting from our current staff as we do recruiting outside our walls. By moving around our company, employees gain experience, skills, perspective, and knowledge about SEI to help drive their professional growth.
Pathways, an employee mobility tool, assists our current employees in career pathing and identifying new opportunities to remain at SEI and explore a different career journey. It also serves as a tool to track employee referrals, which are vital to our growth as an organization.

Our values.
Courage. We think and act like owners, embracing risk to drive growth for our clients and company. Integrity. We do what we say and act with transparency (because it’s the right thing to do). Collaboration. We work with each other, our clients, partners, and communities to solve problems that matter. Inclusion. We nurture an environment of respect and belonging where people are empowered to be themselves. Connection. We build lasting relationships through which we learn, grow, and succeed. We have Fun.
2023 Proxy Statement 7

Igniting our culture
Fostering an inclusive environment in which we all can thrive—as individuals and as an organization—is imperative to SEI’s growth and success.
We continue to focus on the future of work in our hybrid environment, and we’ve enhanced our employee benefits with this top of mind. We introduced bonding leave for all parents, two weeks annually for employees to work from anywhere, and paid community service leave.
We also launched training to broaden our understanding of unconscious bias. A requisite for all employees, the course helps us become more aware of how unconscious bias affects our everyday interactions and how we can create an inclusive environment.

In 2022, we added two new employee resource groups: SEI Pride and Somos SEI. We also formed our Diversity & Inclusion Council, made up of colleagues and leaders from across the company who are passionate about DEI. This group will help shape company initiatives and hold us accountable to our DEI goals.
Transforming how we drive growth
Achieving our DEI goals will take time, and everyone must play their part on our journey together. Living our company values each day helps us build an inclusive culture, so each of us can bring our best self to work. They also encourage the curiosity and positive risk-taking that will help us challenge traditional thinking with different perspectives and deliver the best solutions to our markets.

Employee resource groups
SEI Black Professionals Network
Fosters positive change and supports the advancement of Black professionals
SEI Cares
Sponsors and identifies volunteer opportunities and awareness events and oversees an employee-led 501(c)(3) organization

SEI Diversity and Inclusion
Supports our efforts to attract, develop, and retain employees from diverse backgrounds and provides educational events for all of SEI companywide
SEI Green Team
Provides environmental education focused on creating a sustainable future

SEI Pride
Supports SEI’s LGBTQ+ community
SEI Salutes
Supports veterans and their families in the transition from military service to civilian life
SEI Women’s Network
Seeks to inspire and support the professional growth of women both at SEI and beyond

Somos SEI
Honors Hispanic and Latin Americans
Wellness Team
Promotes employees’ physical, financial, and social well-being

Employee Demographics

							Non-Hispanic or Latino

Job categories	Hispanic or Latino		Male						Female						Overall totals
			White	Black or African American	Native Hawaiian or Pacific islander	Asian	American Indian or Alaskan Native	Two or more races	White	Black or African American	Native Hawaiian or Pacific islander	Asian	American Indian or Alaskan Native	Two or more races
	Male	Female
Exec/Sr. Officials & Mgrs	0	0	18	0	0	1	0	1	5	0	0	0	0	0	25
First/Mid Officials & Mgrs	11	4	377	8	0	30	1	1	194	11	0	20	0	3	660
Professionals	60	31	1595	103	2	254	1	28	744	55	0	167	1	8	3049
Technicians	0	0	7	0	0	1	0	0	2	0	0	0	0	0	10
Sales Workers	2	0	123	0	0	6	0	2	30	1	0	3	0	0	167
Administrative Support	3	1	9	0	0	1	0	0	8	1	0	3	0	0	26
Craft Workers	0	0	5	0	0	0	0	0	1	0	0	0	0	0	6
Operatives	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Laborers & Helpers	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Service Workers	1	0	16	0	0	0	0	3	0	0	0	0	0	0	20
Total	77	36	2150	111	2	293	2	35	984	68	0	193	1	11	3963
Previous Report Total	55	30	1949	91	1	256	2	26	904	52	0	147	2	6	3521

*This table provides demographic data for SEI’s U.S. employees as of the payroll period from October 12-23, 2022. This data was generated in connection with the preparation of SEI’s EEO-1 Report for 2022, which will be submitted to the U.S. Equal Employment Opportunity Commission.
2023 Proxy Statement 9

Proxy summary. Annual Meeting of Shareholders DATE AND TIME Wednesday, May 31, 2023 at 9 a.m. ET LOCATION www.virtualshareholdermeeting.com/SEIC2023 RECORD DATE March 24, 2023

Voting matters Shareholders will be asked to vote on the following matters at the Annual Meeting. We encourage you to read the entire Proxy Statement before voting.

PROPOSAL		BOARD RECOMMENDATION	PAGE

1	To elect two directors for a term expiring at our 2026 Annual Meeting of Shareholders Our Board unanimously recommends that at our 2023 Annual Meeting, Shareholders vote FOR the election of Mr. Ryan P. Hicke and Ms. Kathryn M. McCarthy to the class of directors whose term will expire at our 2026 Annual Meeting of Shareholders.	Vote FOR each director nominee	12

2	To approve on an advisory basis the compensation of our named executive officers Our Board seeks a non-binding advisory vote from our Shareholders to approve the compensation of the named executive officers as disclosed in this Proxy Statement. Our Board and our Compensation Committee value the opinions of our Shareholders. To the extent that there is any signiﬁcant vote against the compensation of our named executive officers, we will consider our Shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.	Vote FOR	48

3	To hold an advisory vote on the frequency of future advisory votes on the compensation of the named executive officers Our Board unanimously recommends a vote for a frequency of “EVERY 1 YEAR” for future advisory shareholder votes on compensation of our named executive officers.	Vote FOR 1 Year	50

4	To ratify the appointment of KPMG LLP as independent registered public accountants to examine our consolidated financial statements for 2023 The Audit Committee of our Board has selected KPMG LLP (“KPMG”) as our independent registered public accounting ﬁrm to audit our consolidated ﬁnancial statements for the ﬁscal year ending December 31, 2023. The Audit Committee and the Board seek to have the Shareholders ratify the appointment of KPMG by the Audit Committee.	Vote FOR	52
2023 Proxy Statement 11

Proposal 1
Election
of Directors.

Required vote and Board recommendation
Our Board unanimously recommends that Shareholders vote FOR the election of Mr. Ryan P. Hicke and Ms. Kathryn M. McCarthy to the class of directors whose term will expire at our 2026 Annual Meeting of Shareholders.

Our Board currently consists of eight members and is divided into three classes comprised of three directors in two of the classes and two directors in the other class. One class is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified, except in the event of death, resignation, or removal of a director. Sarah W. Blumenstein, a member of our Board since 2001, currently serves in the class of directors whose term expires at our 2023 Annual Meeting. Ms. Blumenstein will be retiring from our Board upon the expiration of her term at the upcoming meeting. At our 2023 Annual Meeting, Shareholders will be asked to vote upon the election of two nominees to the class of directors whose term will expire at our 2026 Annual Meeting of Shareholders.
Shares represented by properly executed proxy cards in the accompanying form will be voted for such nominees in the absence of instructions to the contrary.
Under our Bylaws, directors must be elected by a majority of votes cast in uncontested elections. This means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” the nominee. In contested elections, the vote standard would be a plurality of votes cast. Our Bylaws provide that, in an uncontested election, each director nominee who is an incumbent director must submit to the Board before the annual meeting a letter of resignation that is conditioned on not receiving a majority of the votes cast at the annual meeting. Should a candidate not receive a majority of the votes cast at the meeting, his or her resignation is tendered to the independent directors of the Board for a determination of whether or not to accept the resignation. The Board’s decision and the basis for the decision would be disclosed within 90 days following the certification of the final vote results.

The Board, following the recommendation of the Board’s Nominating and Governance Committee and following the nominating process described under the caption “Corporate Governance-Nominating Process” elsewhere in this Proxy Statement, has nominated Ryan P. Hicke and Kathryn M. McCarthy for election at our 2023 Annual Meeting. Each of the nominees are incumbent directors, have consented to be named and to serve if elected, and have provided the Board the conditional letter of resignation that is required under our Bylaws. We do not know of anything that would preclude these nominees from serving if elected. If, for any reason, a nominee should become unable or unwilling to stand for election as a director, either the Shares represented by all proxies authorizing votes for such nominee will be voted for the election of such other person as our Board may recommend, or the number of directors to be elected at our 2023 Annual Meeting will be reduced accordingly.
Set forth below is certain information concerning Mr. Hicke and Ms. McCarthy and each of the five other current directors whose terms continue after our 2023 Annual Meeting. In determining to nominate the nominees for election to the Board, as well in considering the continued service of the other members of our Board, our Board has considered the specific experiences and attributes of each director listed below, and based on their direct personal experience, the insight and collegiality that each of the nominees and continuing directors brings to board deliberations.

2023 Proxy Statement 13

Nominees for election at our 2023 Annual Meeting of Shareholders with terms expiring in 2026:

Ryan P. Hicke

Chief Executive Officer, SEI / Age: 45 / Director since: June 2022
Mr. Hicke is our Chief Executive Officer, responsible for the global business strategy and execution for the Company across our three pillars of expertise: investments, operations, and technology.
Mr. Hicke’s 24-year career at SEI includes 11 years in asset management and 13 years in technology across various parts of our business, with his tenure evenly split between U.S. and global experience. Prior to being named CEO, he was our Chief Information Officer overseeing the information technology strategy and investment operations for the Company. Mr. Hicke also previously served as head of our Technology Unit, as well as a Managing Director in our U.K. wealth management business.
Mr. Hicke holds a degree in Finance from Saint Joseph’s University. He also serves on the board of directors for the Philadelphia Alliance for Capital and Technologies.
Qualifications
Mr. Hicke’s history and experience across the Company expose him to the needs and challenges of our clients on a daily basis, while sitting on our Executive team for many years has given him insight into strategically managing and running the Company.

Kathryn M. McCarthy

Independent Consultant and Financial Advisor / Age: 74
Director since: October 1998
Ms. McCarthy is an independent consultant and ﬁnancial advisor to global families and family offices. She is a director and a member of the Audit Committee of the Rockefeller Trust Company, NA. She serves on several family office boards as well as investment committees and private trust company boards. From February 2000 to May 2003, Ms. McCarthy was a Managing Director at Rockefeller & Co., Inc.
Ms. McCarthy was the President of Marujupu, LLC (a New York-based family office) from November 1996 to June 1999 and subsequently an advisor to Marujupu, LLC on investment and wealth transfer matters. From June 1992 to October 1996, Ms. McCarthy was a Senior Financial Counselor and portfolio manager with Rockefeller & Co., Inc., a family office and investment manager.
Qualifications
Ms. McCarthy’s experience as a consultant and ﬁnancial advisor to investors, family offices and her wealth management experience has given her insight into the various issues faced by the investment and wealth management business of SEI and its clients. Ms. McCarthy serves as Lead Independent Director of the Board.

Directors continuing in office with terms expiring in 2024:

Carl A. Guarino

Chief Executive Officer of WizeHive, Inc / Age: 65 / Director since: September 2014
Mr. Guarino is currently CEO of WizeHive, Inc., a SaaS company that provides a platform for managing grants, scholarships, fellowships and other application-based processes. Mr. Guarino was Chief Executive Officer of Procurian Inc. (a provider of procurement outsourcing services to Fortune 1000 firms) from August 2006 until January 2014, shortly after the acquisition of Procurian by a subsidiary of Accenture PLC. Prior to March 2006, Mr. Guarino was Executive Vice President, Investment Advisors, of the Company.
Qualifications
Mr. Guarino has great familiarity with the Company and its market units, particularly the investment advisor segment, and his experience and knowledge of the information technology industry provide the Board with a valuable perspective on the Company’s business activities.

Carmen V. Romeo

Private Investor / Age: 79 / Director since: June 1979
From December 1985 to December 2004, Mr. Romeo served as an Executive Vice President of the Company. Mr. Romeo was our Treasurer and Chief Financial Officer from June 1979 until September 1996. Mr. Romeo officially retired from the Company effective December 31, 2004. Mr. Romeo was a certified public accountant with Arthur Andersen & Co. prior to 1979.
Qualifications
In addition to his familiarity with public company accounting and financial management issues, Mr. Romeo has great familiarity with the Company, and particular knowledge of the Company’s business and related technology and asset management solutions, from his previous role with the Company as the person having managerial responsibility for the Company’s Investment Advisors business.

2023 Proxy Statement 15

Directors continuing in office with terms expiring in 2025:

Alfred P. West, Jr.

Executive Chairman, SEI / Age: 80 / Director since: 1968
Qualifications
Mr. West has been the Executive Chairman of our Board since June 2022. Prior to June 2022, Mr. West served as our Chief Executive Officer since our inception in 1968. Mr. West is our founder. He has provided the strategic vision in the development of our business and solutions since our inception and his familiarity with our customers and employees gives Mr. West insights and experience valuable to his service on the Board.

William M. Doran

Consultant; Retired Partner Morgan Lewis & Bockius LLP (Law Firm) / Age: 82 Director since: March 1985
From October 1976 to October 2003, Mr. Doran was a partner in the law ﬁrm of Morgan, Lewis & Bockius LLP, Philadelphia, PA, a ﬁrm that provides signiﬁcant legal services to SEI, our subsidiaries and our mutual funds.
Mr. Doran is a trustee of SEI Tax Exempt Trust, SEI Daily Income Trust, SEI Institutional Managed Trust, SEI Institutional International Trust, SEI Asset Allocation Trust, SEI Institutional Investments Trust, SEI Catholic Values Trust, New Covenant Funds, Adviser Managed Trust, The Advisors’ Inner Circle Fund III, Gallery Trust, Schroder Series Trust and Schroder Global Series Trust, each of which is an investment company for which our subsidiaries act as advisor, administrator and/or distributor. Mr. Doran is also a director of SEI Investments Distribution Co., SEI Investments (Asia) Limited, SEI Investments (Europe) Ltd., SEI Global Nominee Ltd., SEI Investments Global Fund Services Limited, SEI Investments Global, Limited, and SEI Alpha Strategy Portfolios, L.P.
Qualifications
Mr. Doran’s legal training and experience, his relationship with the Company as outside legal counsel for many years, and his long-standing involvement with our Company and many of its regulated subsidiaries are valuable to his service on the Board and as Chair of the Legal and Regulatory Oversight Committee.

Jonathan A. Brassington

Executive Vice President & DCX Business Line Leader, Capgemini, Inc. / Age: 48 Director since: April 2022
Mr. Brassington leads Capgemini’s Digital Customer Experience (DCX) business in North America, focusing on DCX transformation for Global 1000 clients. From March 2018 until December 2019, he led Capgemini Invent in North America, the management consulting division of Capgemini, Inc. Prior to Capgemini, Mr. Brassington was the CEO, Partner, and Co-founder of LiquidHub, a digital transformation company focused on re-imagining customer engagement.
Mr. Brassington is a member of the Board of Overseers at the University of Pennsylvania’s School of Engineering and Applied Science. He also serves on the Board and Executive Committee of Philadelphia Alliance for Capital and Technology and on the Board of Trustees at Misericordia University.
Qualifications
Mr. Brassington has deep expertise in the use of digital technologies to transform the wealth management sector gained from his experience providing strategic advisory and technology transformation services to many asset and wealth management firms, including five of the seven largest global asset managers. He has also advised venture and private equity firms on new and existing fintech investments, giving him insight into the opportunities and challenges faced by SEI’s investment and wealth management business, as well as the Company’s clients.

Committee memberships

Name	Term	Audit	Compensation	Nominating and Governance	Legal and Regulatory
Ryan P. Hicke	Nominee, expiring 2026
Kathryn M. McCarthy (1) (2)	Nominee, expiring 2026	Member	Member	Member
Carl A. Guarino (1)	Expiring 2024	Member	Chair	Chair
Carmen V. Romeo (1)	Expiring 2024	Chair		Member	Member
Alfred P. West, Jr.	Expiring 2025
William M. Doran	Expiring 2025				Chair
Jonathan A. Brassington (1)	Expiring 2025	Member	Member	Member

(1) Independent Director (2) Lead Independent Director

2023 Proxy Statement 17

Corporate
governance.

Governance principles and structures
The governance principles of our Board include our Board Nomination and Shareholder Communication Policy, as well as the charters of our Audit Committee, Compensation Committee, Nominating and Governance Committee, Legal and Regulatory Oversight Committee, and our Lead Independent Director. Other documents which implement our governance principles include our Code of Conduct, our Complaint and Non-Retaliation Policy, and our Code of Ethics for Senior Financial Officers. Each of these documents and various other documents embodying our governance principles, including our Code of Conduct, are published in the Governance section of our website at seic.com. Amendments and waivers of our Code of Ethics for our Senior Financial Officers will either be posted on our website or ﬁled with the Securities and Exchange Commission on Form 8-K.
Our Board has determined that each of Ms. McCarthy and Messrs. Brassington, Guarino, and Romeo is an “independent director” as such term is defined in Rule 5605(a)(2) promulgated by The NASDAQ Stock Market LLC. In this Proxy Statement, these four directors are referred to individually as an “independent director” and collectively as the “independent directors.”
Mr. West, our founder and Chief Executive Officer until June 2022, is the Executive Chairman of our Board. The Board has concluded, in light of present circumstances and the roles of our various Board committees and the Lead Independent Director, that this arrangement best suits our needs because of Mr. West’s role as founder, strategic visionary, and a significant shareholder.

In order to ensure that the considerations of non- management directors are addressed at the Board, the Board has appointed Ms. McCarthy as the Lead Independent Director with the responsibilities and authority set out in the Lead Independent Director Charter. As the Lead Independent Director, Ms. McCarthy is responsible for chairing the executive sessions of the Board. Our independent directors meet in regularly scheduled executive sessions without management present.
Board and committee meetings
Our Board held 13 meetings in 2022. During the year, each director attended more than 75 percent of the meetings of our Board and of the committees on which he or she served. While we do not have a specific written policy with regard to attendance of directors at our annual meetings of shareholders, we encourage, but do not mandate, board member attendance at our annual meetings of shareholders, particularly with respect to board members who are up for election at that annual meeting. All of our directors who were members of the Board at that time attended our 2022 Annual Meeting of Shareholders.
The standing committees of our Board are the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and the Legal and Regulatory Oversight Committee.
Our Audit Committee held seven meetings in 2022. The principal functions of the Audit Committee, which operates pursuant to a formal written charter, are to assist our Board in its oversight of the quality and integrity of our financial reporting process, and to retain, set compensation and retention terms for, terminate, oversee, and evaluate the activities of our independent auditors. The current members of the Audit Committee are Messrs. Romeo, Guarino and Brassington and Ms. McCarthy, each of whom is an independent director. Our Board has determined that Mr. Romeo is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission. A current copy of the charter of the Audit Committee may be viewed on our website at seic.com under “Investor Relations > Corporate Governance.”
Our Compensation Committee held eight meetings in 2022. The principal function of the Compensation Committee is to administer our compensation programs, including certain stock plans and bonus and incentive plans, as well as the salaries of senior corporate officers and employment agreements between us and our senior corporate officers. The Compensation Committee members are Messrs. Guarino and Brassington and Ms. McCarthy, each of whom is an independent director. A current copy of the charter of the Compensation Committee may be viewed on our website at seic.com under “Investor Relations > Corporate Governance.” The Compensation Committee establishes director and executive officer compensation in accordance with the authority granted by its charter and the Board-approved compensation plans the Compensation Committee administers. The Compensation Committee may delegate its responsibilities under limited circumstances to a subcommittee composed only of a subset of Compensation Committee members. Also, under the terms of the Board- and shareholder-approved equity compensation plans, the Compensation Committee is authorized to provide our CEO with limited authority to make stock-based awards to non-executive employees in connection with recruitment, retention, performance recognition or promotion; however, the Compensation Committee has not authorized our CEO to make any equity grants to our executive officers.
Our Nominating and Governance Committee held one meeting in 2022 to consider the nominees to the Board for election at the 2023 Annual Meeting. The principal function of the Nominating and Governance Committee is to consider nominees for election to the Board from time to time, including recommendations submitted by our shareholders. The members of the Nominating and Governance Committee are Ms. McCarthy and Messrs. Guarino, Romeo and Brassington, constituting all of our independent directors.
Our Legal and Regulatory Oversight Committee held four meetings in 2022. The principal function of the
Legal and Regulatory Oversight Committee is to oversee our compliance with rules and regulations of the various regulatory bodies having jurisdiction over our business and operations and those of our subsidiaries.
The members of the Legal and Regulatory Oversight Committee are Messrs. Doran and Romeo. A current copy of the charter of the Legal and Regulatory Oversight Committee may be viewed on our website at seic.com under “Investor Relations > Corporate Governance.”
Nominating process
Our Nominating and Governance Committee consists solely of our independent directors. Among the responsibilities of the Nominating and Governance Committee is the management and administration of our Board Nomination and Shareholder Communication Policy.
Board candidates are considered by the Nominating and Governance Committee based on various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of our shareholders, and personal integrity and judgment. Directors are also considered based on their diverse backgrounds and on contributions that they can make to us, as well as their ability to fill a current board need. In addition, directors must have time available to devote to activities of our Board and to enhance their knowledge of our industry. The Board prefers a mix of background and experience among its members, and it uses its judgment to identify nominees whose backgrounds, attributes and experiences, which taken as a whole, will contribute to insightful and robust, yet collegial, Board deliberation. Accordingly, while there is no exact formula, we seek to attract and retain highly qualified directors with relevant experience who have sufficient time to attend to their substantial duties and responsibilities to us.
Our Nominating and Governance Committee considers recommendations for nominations from a wide variety of sources, including members of our Board, business contacts, our legal counsel, community leaders, and members of our management. Our Nominating and Governance Committee will also consider shareholder recommendations for director nominees that are received in a timely manner. Subject to compliance with statutory or regulatory requirements, our Nominating and Governance Committee does not expect that candidates recommended by shareholders will be
2023 Proxy Statement 19

evaluated in a different manner than other candidates. All such recommendations for election of directors at the 2024 annual meeting should be submitted in writing to our Secretary at our principal offices (1 Freedom Valley Drive, Oaks PA 19456-1100) no later than December 28, 2023. The Nominating and Governance Committee Charter and the Board’s current policy with respect to Board Nominees and Shareholder Communications may be viewed on our website at seic.com under “Investor Relations > Corporate Governance.”
In addition, our shareholders may nominate candidates for election as director by soliciting votes using their own proxy materials. See “Other Important Information > Nominations and Proposals by Shareholders for our 2024 Annual Meeting.”
Shareholder communications to our Board
Shareholders may send communications to our Board in writing, addressed to the full Board, individual directors, or a specific committee of our Board, in care of our Secretary, to our principal offices (1 Freedom Valley Drive, Oaks, PA 19456-1100). Our Board relies on our Secretary to forward written questions or comments to the full Board, named directors, or specific committees of our Board, as appropriate. General comments or inquiries from shareholders are forwarded to the appropriate individual internally. The Board’s current policy with respect to Board Nominees and Shareholder Communications may be viewed on our website at seic.com under “Investor Relations > Corporate Governance.”
Risk oversight by the Board
It is management’s responsibility to assess and manage the various risks we face. It is the Board’s responsibility to oversee management in this effort. The Board has delegated aspects of their risk management oversight responsibility to three committees of the Board. The Audit Committee generally oversees risk policies related to our financial statements and reporting. The Legal and Regulatory Oversight Committee generally oversees risk policies related to our compliance with legal and regulatory obligations. The Compensation Committee generally oversees risk policies related to our compensation arrangements. The Board directly considers risk matters related to our strategic, operational, and corporate governance matters, as well as risk that could adversely affect our reputation.
We adopted an Enterprise Risk Management Policy and Program based upon the COSO Enterprise Risk Management Framework. Throughout the year, this program is administered by our Enterprise Risk Management team. During the year, senior management members from across our organization convene in our Operations Risk Committee on at least a quarterly basis to discuss various aspects of our operations that create risk for us and mitigation strategies for these risks. At the end of each year, our Chief Financial Officer and our General Counsel work with our Director of Enterprise Risk Management, internal audit department, compliance department, risk officers of our operations, technology and investment management units, risk management officers of our regulated subsidiaries, and members of our various solutions development teams to collect, review and prioritize business risks and mitigation measures and responsibilities. The different identifiers of risk include a risk assessment prepared by our enterprise risk team; risk assessments prepared by our internal audit team for purposes of developing our internal audit plan; risk assessments prepared by compliance officers for the purpose of identifying compliance policy contents and testing procedures; and risk assessments prepared by the operations, technology and investment management units for the purpose of creating and refining their internal procedures and controls. This group also considers the results of regulatory examinations of our regulated subsidiaries, as well as issues generally affecting our competitors and the industries of which we are a part. Summaries of these key business risks are then reviewed with our Operations Risk Committee, consisting of the heads of each of our market units and supporting organizations.
In January of each year, the key business risk summary is considered by a joint meeting of the Audit Committee and the Legal and Regulatory Oversight Committee of our Board. During the year, our Chief Financial Officer and our General Counsel have responsibility for escalating as appropriate risk events and updates to the Audit Committee and the Legal and Regulatory Oversight Committee, respectively.
Other governance principles
The Board has also adopted a number of other policies that directly affect governance and risk management. These include our Compensation Recoupment Policy and our Stock Ownership Policy, both of which are described below under the caption “Compensation Discussion and Analysis.” In addition, our Insider Trading Policy provides that directors, executive officers, and other employees subject to our insider trading compliance program are not permitted to enter into any transaction designed to hedge, or having the effect of hedging, the economic risk of owning our securities.
Board diversity
NASDAQ Stock Market LLC requires listed companies to disclose diversity statistics regarding their boards of directors, which are set forth in the table below.

Board diversity matrix (as of August 1, 2022 and April 20, 2023)
Board Size:
Total Number of Directors (1)	8
	Female	Male	Non-Binary	Did Not Disclose
Gender Identity:
Directors	2	6	0	0
Demographic Background:
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	5	0	0
Two or More Race Ethnicities	0	1	0	0
LGBTQ+	0	0	0	1
Persons with Disabilities	0	0	0	0

(1) Includes Ms. Blumenstein, who will retire upon the expiration of her current term on May 31, 2023.

2023 Proxy Statement 21

Ownership
of shares.
The following table contains information as of March 24, 2023 (except as noted) relating to the beneficial ownership of Shares by each person who served during 2022 as our Chief Executive Officer and our Chief Financial Officer, by each of our three other most highly compensated executive officers, by each of the members of our Board (including nominees), by all members of our Board (including nominees) and executive officers in the aggregate, and by the holders of five percent or more of the total Shares outstanding. As of March 24, 2023, there were 133,368,347 Shares outstanding. Information as to the number of Shares owned and the nature of ownership has been provided by these persons and is not within our direct knowledge. Unless otherwise indicated, the named persons possess sole voting and investment power with respect to the Shares listed.

Name of Individual or Identity of Group	Number of Shares Owned (1)	Percentage of Class (2)
Alfred P. West, Jr. (3)	5,703,865	4.3
William M. Doran (4)	9,231,326	6.9
Carmen V. Romeo (5)	2,951,895	2.2
Ryan P. Hicke (6)	240,865	*
Kathryn M. McCarthy	204,600	*
Carl A. Guarino (7)	82,071	*
Sarah W. Blumenstein	50,681	*
Jonathan A. Brassington	—	*
Dennis J. McGonigle (8)	759,142	*
Kevin P. Barr	530,095	*
Wayne M. Withrow	251,698	*
Philip N. McCabe	212,968	*
All executive officers and directors as a group (17 persons) (9)	20,972,065	15.5
Loralee West (10)	13,020,521	9.8
The Vanguard Group (11)	12,247,827	9.2
BlackRock, Inc. (12)	11,458,899	8.6
Loomis Sayles & Co., L.P. (13)	10,492,417	7.9
*Less than one percent.

(1)Includes, with respect to Messrs. West, Doran, Romeo, Hicke, and Guarino, Ms. McCarthy and Ms. Blumenstein and Messrs. McGonigle, Withrow, McCabe, and Barr 215,000, 60,000, 40,000, 191,500, 60,000, 50,000, 45,000, 184,000, 180,000, 187,500 and 292,500 Shares, respectively, that may be acquired upon exercise of stock options that are exercisable within 60 days of March 24, 2023.
(2)Applicable percentage of ownership is based on Shares outstanding on March 24, 2023. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally means voting or investment power with respect to securities. Shares issuable upon the vesting of restricted stock units or the exercise of stock options that are exercisable currently or within 60 days of March 24, 2023 are deemed outstanding and to be beneficially owned by the person holding such units or options for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for Shares that are held jointly with a person’s spouse or are subject to applicable community property laws, or as indicated in the footnotes to this table, each Shareholder identified in the table possesses sole voting and investment power with respect to all Shares shown as beneficially owned by such Shareholder.
(3)Includes 330,000 Shares held in a trust for the benefit of Mr. Doran’s children, of which trust Mr. West is a trustee. Mr. West disclaims beneficial ownership of the Shares held in this trust. Also includes 342,067 Shares held by the West Family Foundation, of which Mr. West is a director and officer, and 119,213 Shares held by the Alfred P. West, Sr. Residual Trust, for which Mr. West is a trustee. Mr. West’s address is c/o SEI Investments Company, Oaks, PA 19456-1100. Mr. West has pledged as security to third parties 3,271,555 Shares, subject to adjustment. Excludes 2,671,207 Shares held by Mr. West’s wife and 10,349,314 Shares held in trusts for the benefit of Mr. West’s children (the “Children’s Trusts”), of which trusts Mr. West’s wife is a trustee or co-trustee. Certain of the Children’s Trusts have pledged as security to third parties 1,420,000 Shares, subject to adjustment.
(4)Includes an aggregate of 8,408,060 Shares held in trusts for the benefit of Mr. West’s children, of which trusts Mr. Doran is a co-trustee and, accordingly, shares voting and investment power. Mr. Doran disclaims beneficial ownership of the Shares held in each of these trusts. Also includes 53,400 Shares held by Mr. Doran’s wife, 43,768 Shares held in the William M. Doran 2002 Grantor Retained Annuity Trust of which Mrs. Doran is the Trustee, and 62,353 Shares held in the William M. Doran 2004 Grantor Retained Annuity Trust. Also includes 35,755 Shares held by the Doran Family Foundation, of which Mr. Doran is a director and, accordingly, shares voting and investment power. Of these Shares, Mr. Doran has pledged as security to third parties 538,934 Shares, subject to adjustment.
(5)Includes 1,065,680, Shares held by the Carmen V. Romeo 2012 Children’s Trust, 243 Shares held by Mr. Romeo’s wife and 1,059,488 Shares held in the Carmen V. Romeo 2019 GST Exempt Children’s Trust.
(6)Includes 10,000 restricted stock units convertible to Shares within 60 days of March 24, 2023.
(7)Includes 12,106 Shares held by a foundation and a family trust with respect to which Mr. Guarino shares voting or investment power.
(8)Includes 173,000 Shares held by a trust with respect to which Mr. McGonigle’s wife has sole voting power.
(9)Includes 2,171,000 Shares that may be acquired upon the vesting of restricted stock units or the exercise of stock options exercisable within 60 days of March 24, 2023. When a Share is reportable as beneficially owned by more than one person in the group, the ownership of the Share is only included once in the Number of Shares Owned column.
(10)Includes an aggregate of 10,349,314 Shares held in the Children’s Trusts, of which trusts Ms. West is a trustee or co-trustee and, accordingly, shares voting and investment power. Ms. West disclaims beneficial ownership of the Shares held in each of the Children’s Trusts. Certain of the Children’s Trusts have pledged as security to third parties 1,420,000 Shares, subject to adjustment.
(11)Based solely on an amendment to Schedule 13G dated February 9, 2023 by The Vanguard Group, which has shared dispositive power over 228,575 of the Shares indicated, shared voting power over 76,509 of the Shares indicated, and sole dispositive power over 12,019,252 of the Shares indicated. The address of the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(12)Based solely on an amendment to Schedule 13G dated February 3, 2023 by BlackRock, Inc., which has sole dispositive power over the number of Shares indicated and sole voting power over 10,836,582 of the Shares indicated. The address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10055.
(13)Based solely on an amendment to Schedule 13G dated February 13, 2023 by Loomis Sayles & Co., L.P., which has sole dispositive power over the number of Shares indicated and sole voting power over 8,533,797 of the Shares indicated. The address of Loomis Sayles & Co., L.P., is One Financial Center, Boston, MA 02111.

2023 Proxy Statement 23

Compensation discussion and analysis.
The following compensation discussion and analysis contains statements regarding future individual and Company performance measures, targets and other goals. These goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Overview
Our compensation philosophy (which is intended to apply to all members of management, including our Executive Chairman and our Principal Executive Officer (“PEO”) who is our Chief Executive Officer), as implemented by the Compensation Committee of our Board (the “Committee”), is to provide a compensation program that provides competitive levels of compensation and that emphasizes incentive compensation plans and equity plans that are designed to align management incentives and behavior with attaining our annual goals and longer-term objectives. We believe that this approach enables us to attract, retain and reward highly qualified personnel and help us achieve our tactical and strategic goals. The Committee seeks to develop a compensation program that, overall, is at levels that the Committee believes are competitive with compensation paid to employees with comparable qualifications, experience and responsibilities at companies of comparable size engaged in the same or similar businesses as us and in similar locations. The Committee does not explicitly pay any position at a specific level or mix with reference to any particular group.
The compensation program for almost all of our non- sales full-time employees (in addition to benefits afforded to all employees, such as health care insurance and stock purchase and defined contribution plans) consists of:
•base salary; and
•incentive compensation awards pursuant to a corporate incentive compensation plan.
Equity compensation for selected, higher-level employees is provided by annual grants of stock options and restricted stock units (“RSUs”).
The Committee has sought to keep base salaries at a relatively modest portion of total compensation for higher compensated employees, so that the overall compensation program is more heavily weighted toward incentive compensation in the form of annual cash bonuses and sales commissions, and for selected high-performing employees:
•stock option grants that have performance vesting requirements based on attainment of adjusted pre-tax earnings per share (“EPS”) targets as well as minimum time vesting periods; and

•RSU grants that “cliff vest” after three years, provided that the grantee is an employee in good standing on the vesting date.
The Committee has sought to include a number of features in the compensation program that are designed to align the interests of management with the interests of shareholders. These features include:
•a mixture of elements that we believe will enable us to recruit and retain talented employees;
•orientating the cash compensation program elements toward incentive compensation for those employees who are in roles that are critical to our long-term growth prospects;
•the use of EPS targets as vesting requirements for stock option grants in order to incent a growth mindset in our employees;
•time vesting for our RSU grants in order to create a longer-term view of the value of a tenured career;
•our Stock Ownership Policy (requiring minimum threshold shareholdings by our senior executive officers);
•our Compensation Recoupment Policy (which provides for claw-back of incentive compensation in certain instances); and
•our Insider Trading Policy (which prohibits short sales, transactions in derivatives of our stock, and hedging transactions).
Consistent with our pay for performance philosophy, during 2022 approximately 89% of our current PEO’s pay and 63% of the compensation of our other named executive officers was paid in the form of variable performance-based compensation, such as incentive compensation or stock options and RSUs (see “Summary Compensation Table”).
Since 2012, the Committee has retained Semler Brossy Consulting Group, LLC (“Semler Brossy” or “Consultant”) as its executive compensation consultant when structuring compensation plans or engaging in comparative compensation analyses.
At our 2022 Annual Shareholders’ Meeting, our shareholders expressed strong support for the compensation of our named executive officers disclosed in our 2022 Proxy Statement, with 95.8% of the votes cast voting in favor of the “Say-on-Pay” proposal. When setting compensation, and in determining our compensation policies and practices, the Committee took into account the results of the 2022 “Say-on-Pay” advisory resolution to approve such executive compensation as demonstrating support of our compensation programs.
The Committee has also reviewed our compensation policies as generally applicable to all of our employees and believes that our policies, taking into account the mitigation policies and arrangements in place, do not encourage excessive or unnecessary risk-taking and that any level of risk they do encourage is not reasonably likely to have a material adverse effect on us.
Compensation analysis project
Since 2020, the Committee has worked with the Consultant on a multi-year project to evaluate the overall design of our compensation programs, as well as the elements of the programs. During the entire project, the Consultant worked with the Committee to compare and contrast the elements of our compensation programs and practices to those of competitor firms. This was a complex undertaking for the Consultant as there are very few firms in the financial services industry that provide the range of asset management and investment processing services as we do. After receiving the input of the Consultant, the Committee defined a cohort of industry competitors, or “peer group,” that was comprised of firms of either comparable size or with reasonably comparable business and economic models to those of our various business units. The Committee believed that this peer group would provide a meaningful, if imperfect, market reference for its compensation analysis project. The following firms comprised the peer group for the project:
•Affiliated Managers Group
•Black Knight
•Broadridge Financial Solutions
•Eaton Vance
•Envestnet
•FIS Global
•Fiserv
•Franklin Resources
•Jack Henry & Associates
•LPL Financial Holdings
•MSCI
•SS&C
•T. Rowe Price Group
•Virtu
2023 Proxy Statement 25

During 2021, the Committee expanded the compensation analysis project with the Consultant to advise the Committee on the elements of a compensation package that would be appropriate for Mr. West’s successor. In 2022, the Board determined that Ryan P. Hicke, our then Chief Information Officer, would succeed Mr. West, and the Consultant supported the Company’s negotiation of Mr. Hicke’s compensation package. As previously reported, Mr. Hicke entered into an employment agreement with the Company on March 31, 2022 that enumerates Mr. Hicke’s compensation package.
In connection with the compensation analysis project, the Committee sought the advice of the Consultant during 2021 and 2022 with respect to additional benchmarking of the elements of the Company’s current compensation programs against those of the peer group in light of the industry-wide compensation increases and pressures being widely reported in the financial services and fintech industries during 2020 and 2021. This benchmarking applied to the compensation programs and practices applicable to all employees, as well as those applicable to our executive officers.
During 2022, the Committee again expanded the scope of the compensation analysis project with the Consultant to understand the U.S. Securities and Exchange Commission (“SEC” or the “Commission”) Pay for Performance Rules that were adopted in August 2022. The Committee sought the advice of the Consultant as to how best for the Company to incorporate the requirements of these new rules into its compensation programs and measurements with approximately three months left in its fiscal year.
The compensation analysis project and its various iterations concluded during 2022. The Committee determined, and the Board agreed, that it was in the Company’s best interest to add RSUs to the mix of equity grants that comprise the long-term incentive compensation opportunities. In connection with the revised composition of equity awards, the Committee also believed that it was in the best interests of the Company when making its annual equity awards to:
•Reduce the total number of employees that received equity grants;
•Develop standard criteria for the award of equity grants;
•Implement a five-tiered structure for grants whereby all employees in a given tier would receive the same grant;
•Tilt the mix of the options and RSUs in favor of options in the higher tiers (i.e., Tiers 1-3) by evaluating our cost of an equity grant for each tier if the grant were 100% options and then, considering our cost of granting an option as compared to an RSU, apportioning the total cost of a 100% option grant among options and RSUs as follows:
•Tiers 1-3: 75% options and 25% RSUs;
•Tier 4: 50% options and 50% RSUs; and
•Tier 5: 25% options and 75% RSUs: and
•In connection with each annual award cycle, re-evaluate the composition of each tier with some employees who had previously participated being removed from the program, with a particular focus on those employees in Tier 5.
During November 2022, senior management met and reduced the total number of employees receiving annual equity grants, developed criteria for such grants and, as a group, determined the tier in which each of the participating employees would be placed for 2022, with a number of employees who had historically participated in the annual equity award process not receiving equity grants in 2022.
Finally, the Committee continued its annual engagement activities with the Consultant during 2022 and retained the Consultant on an advisory capacity with respect to industry trends (See “Compensation Consultant” below.)
Base salary and incentive compensation targets
The Committee seeks to recommend base salaries for management employees at levels that it believes are sufficiently competitive with salaries paid to management with comparable qualifications, experience and responsibilities at companies of comparable size, operational complexity and businesses to us.
After agreeing to a PEO compensation package with Mr. Hicke in March 2022, the Committee worked with Mr. Hicke throughout 2022 to restructure our organizational structure and the responsibilities of certain of our executive officers. This reallocation of responsibilities resulted in significant changes to the compensation of certain executive officers. As a consequence of the changes in responsibilities of certain executive officers and the realignment of our organizational structure in our asset management and private wealth business lines, certain senior executives entered into separation agreements with us that provided for severance arrangements that were individually negotiated with such executives by Messrs. West and Hicke and approved by the Committee.
Incentive compensation
Incentive compensation consists of two components: annual bonuses and sales commissions. Sales commissions are based on sales events and are measured on the basis of asset accumulation, asset retention, or anticipated revenue from contracted sales, generally taking into account related factors, such as expected profit margins. Executive officers participate only in the annual bonus program and do not participate in sales commission plans.
Annual bonuses are determined through a process overseen by the Board and the Committee. Each individual who participates in the plan is assigned a target compensation award which may change from year to year, but generally is the same as that individual’s prior year target amount. In the case of executive officers, the target amount is generally between 140% and 254% of the officer’s base salary, reﬂecting the determination of the Committee to emphasize performance-based incentive compensation over fixed compensation.
As a consequence of the compensation analysis project described above, our new organizational structure and executive officer responsibilities, and implementing the Commission’s Pay for Performance Rules adopted
in August 2022, the Committee adjusted its historic practice with respect to non-equity incentive compensation awards that may be paid out in any particular year. The Committee determined that when making its decisions going forward it
would do so by:
•determining the aggregate amount of all individual target compensation awards for that year as input into establishing an overall incentive pool that may be paid out if an EPS target is achieved;
•early in the year in question, identifying:
•a range of EPS, total shareholder return and net income results (the “Quantitative Performance Metrics”); and
•Indices of success against executing on management-defined strategic and tactical objectives for the Company as a whole and individual market and business units (the “Qualitative Performance Metrics”), in each case, for the year that may be considered in determining what percentage of that overall pool will be paid in the particular year;
•near the end of the particular year, based on the Quantitative and Qualitative Performance Metrics (together, the “Performance Metrics”), establishing the overall maximum incentive pool for that year;
•apportioning the resulting overall actual incentive pool among the market and business units based on the Committee’s subjective assessment of the degree to which each unit contributed to our overall success in each of the Performance Metrics for that year; and
•then approving management-proposed individual bonuses to employees within those units based on the amount available to the particular unit and the Committee’s consideration of management’s assessment of each individual’s contribution to the achievements of those units, as well as each individual’s personal achievements.
This assessment is performed for two different pools:
•all executive officers as a group; and
•all employees other than executive officers, as a group.
When the Committee evaluates market or business units and executive officers for the purpose of making compensation decisions, it meets with our PEO and reviews a number of factors including:
•our PEO’s evaluation of the units and each of the individual executive officers;
•the Performance Metrics established at the beginning of each year to provide a basis for assessment of performance for these units and those executive officers who are primarily responsible for the performance of such units;
•performance against the prior year’s actual Performance Metrics and other annual goals that are considered within the overall business environment of that year;
•achievement of strategic and operating results; and
•in the case of the individual executive officers:
•their success in their management responsibilities generally;
•achievement of strategic and tactical goals of the market or business unit for which they are responsible;
2023 Proxy Statement 27

•achievement of any personal strategic or tactical goals that may have been established for the individual employee; and
•the degree to which the individual employee supported or contributed to, our overall corporate success.
When the Committee makes decisions regarding equity or non-equity incentive compensation, it exercises independent business judgment. There is no specific formula the Committee applies when considering the factors that the Committee believes are important to the assessment of any of our market or business units’ performance or that of any individual executive officer or our PEO, nor does the Committee attach any specific weighting or priority to the factors it considers. Consequently, there is no direct correlation between any particular performance measure and the resulting equity or non-equity incentive compensation awards. The Committee believes that compensation decisions should not be formulaic, rigid or focused on the short-term.
Equity grants
Our annual equity grants consist of stock options and RSUs. The Committee believes these grants are an important means of aligning the interests of management and employees with the interests of our shareholders. All of our outstanding stock options have performance-based vesting provisions: the stock options vest at a rate of 50 percent when a specified pre-tax earnings-per-share target is achieved, and the remaining 50 percent when a second, higher specified pre-tax earnings-per-share target is achieved. Prior to 2017, there was no minimum time-based factor in the vesting of our stock options. Beginning in 2017, the Committee changed the vesting thresholds from an earnings per share target to a pre-tax earnings per share target, and it also implemented minimum time periods for vesting. In 2022, as a consequence of the compensation analysis described above, the Committee began to include RSUs as an element of annual equity compensation awards. Our annual RSU awards generally “cliff vest” on the third anniversary of the date of the grant. Annual equity awards are generally determined by the Committee in December of each year. Our PEO reviews with the Committee the grants for each executive officer, other than himself, as well as the grants for the other employees. The Committee then deliberates and establishes the specific option grants and ﬁnally submits these option grant amounts to the entire Board for ratification.
2022 Committee actions and awards
Industry benchmarking
During 2022, the Committee spent considerable time concluding the compensation analysis project it had begun in 2020 and described above. In its deliberations regarding compensation, the Committee considered the results of its compensation analysis project as well as the annual analysis of fintech and asset management industry compensation trends undertaken for the Committee by the Consultant.
Award of 2022 incentive compensation
For 2022, the Board and the Committee chose to fix the maximum aggregate amount for the non-equity incentive compensation award pool (the “Maximum Bonus Pool”) as 90% of total target non-equity incentive compensation for those employees of the Company not employed by our Investment Manager Services, or “IMS,” business unit. For IMS employees, the Maximum Bonus Pool was 105% of total target non-equity incentive compensation for IMS employees as a group. For all executive officers eligible for incentive compensation as of December 2022, the Committee determined, based on its discussion of the Performance Metrics, our performance and that of our business units, markets and individuals, as well as the revenue and sales results of our business units, that the amount to be awarded should be equal to that of the market or business unit for which they were responsible. In the aggregate, the non-equity incentive compensation awards made to all executive officers by the Committee were approximately 92% of their aggregate target amount and 100% of the Maximum Bonus Pool. The aggregate amount of non-equity incentive compensation awarded to our executive officers was approximately 105% of the aggregate non-equity incentive compensation awards made to our executive officers in 2021.
In December 2022, the Committee received our PEO’s views on the 2022 performance of the senior executives (other than himself) and their market or business units, as well as his recommendations for non-equity incentive compensation awards and stock option grants for the senior executives and their units. The Committee considered and discussed, among other things:

•the recommendations of the PEO;
•the Company’s incentive compensation philosophy as described in the Proxy Statement for the 2022 Annual Meeting of Shareholders;
•how and the degree to which the Performance Metrics should impact incentive compensation awards in light of the fact that decisions with respect to composition and adoption of such metrics were not made until the second half of 2022;
•the results of the compensation analysis project described above;
•input from the Consultant on general industry trends in incentive compensation for fintech companies and asset management companies;
•the projected annual gross sales events and revenue of the Company’s business units;
•the $3.46 diluted earnings per share of the Company;
•the growth initiatives launched during the year;
•the degree to which the responsibilities of the particular executive officers had changed, if at all;
•our long-term strategic objectives for our executive officers and their respective business units;
•the desire of the Committee to align incentive compensation awards to long-term shareholder value creation;
•our annual revenue growth of 4% from the amount achieved in 2021;
•the approximately $448.3 million returned to our shareholders via dividends and stock repurchases;
•our progress towards achieving overall long-term strategic goals;
•each executive officer’s market or business unit’s:
•performance against its sales goals;
•contributions to corporate earnings;
•revenues and profit margins; and
•success in meeting various strategic and tactical goals of the unit; and
•the individual performance and achievements of each of the executive officers.
The Committee also independently reviewed the performance of the PEO with primary consideration to our overall performance, as well as his individual performance on strategic and non-ﬁnancial achievements and discussed and approved his annual non-equity incentive compensation award.
With respect to our named executive officers in the Summary Compensation Table, the annual non-equity incentive compensation award targets for 2022 were $1,100,000 for Mr. West, $1,750,000 for Mr. Hicke, $1,300,000 for Mr. McGonigle, $1,200,000 for Mr. Withrow and $1,000,000 for Mr. McCabe. The amounts ultimately awarded to Messrs. West, Hicke, McGonigle, and Withrow were 90% of their respective target amounts. The amount ultimately awarded to Mr. McCabe was 105% of the target amount. Mr. Barr did not receive a non-equity incentive compensation award. Instead, Mr. Barr received a $2,400,000 lump-sum severance payment in addition to the annual salary amounts he received in 2022.
In the case of Mr. West’s incentive compensation awards as our PEO for the period up to June 1, 2022, the Committee noted Mr. West’s work:
•establishing our core values and culture; and
•preparing for the transition of certain aspects of his duties to Mr. Hicke.
In the case of Mr. Hicke’s incentive compensation awards, the Committee considered Mr. Hicke’s critically important role as our Chief Information Officer, prior to June 1, 2022, and his role as our PEO since June 1, 2022. With respect to his role as our PEO, the Committee considered Mr. Hicke’s:
•development of a strategic plan to double our revenue in 5 to 7 years;
•his reaffirmation of SEI’s culture, with an emphasis on growth, mobility and talent;
•his advocacy of SEI Women’s Network and SEI Diversity & Inclusion efforts; and
•his work reorganizing our structure and the roles and responsibilities of our senior executives to better align with our strategic initiatives.
The Committee considered the expanded role with respect to overseeing our technology operations that Mr. McGonigle took on when we reorganized our operational structure, as well as his contributions to our culture, and his work overseeing our finances. Finally, the Committee considered the number of critical functions reporting to Mr. McGonigle, including our Finance, Accounting, Enterprise Risk, Corporate Venture Capital and Internal Audit functions.
In determining Mr. Withrow’s 2022 incentive compensation, the Committee considered the change in Mr. Withrow’s responsibilities from heading our Investment Advisors segment during the first half of the
2023 Proxy Statement 29

year, to overseeing all of the components of our asset management business on a consolidated basis.
In determining Mr. McCabe’s 2022 incentive compensation, the Committee considered the fact that Mr. McCabe led our Investment Managers segment to another record for annual revenue with an 8% increase over that achieved in 2021. The Committee also noted Mr. McCabe’s input into the development of corporate strategy.
2022 equity awards
At its December 2022 meeting, the Committee considered the annual grant of equity awards to each of our named executive officers. The Committee reaffirmed its belief that option grants with performance-based vesting targets were a very effective way to align the interests of the executives with the interests of shareholders. Additionally, the Committee concluded that a three-year “cliff vesting” for the RSUs created an incentive for the executives to focus on growth and the long-term value of the Company. In addition to the factors enumerated above in “Award of 2022 Incentive Compensation,” the Committee considered the data compiled in the compensation analysis project described above, as well as the impact that it believed the role the executive holds should have on the growth prospects of the Company.
In December 2022, the Committee awarded:
•Mr. West an annual grant of 30,000 options and 2,500 RSUs (compared to the 25,000 options granted to him in December 2021);
•Mr. Hicke an annual grant of 100,000 options (as required by the terms of Mr. Hicke’s employment agreement) and no RSUs (compared to an annual grant to him of 25,000 options in December 2021). In addition to his annual equity grant and in connection with his assuming the responsibilities of PEO, the Committee awarded Mr. Hicke 40,000 RSUs on June 1, 2022 that vest in four equal installments on March 31 of each of 2023, 2024, 2025 and 2026;
•Mr. McGonigle an annual grant of 75,000 options and no RSUs (compared to the 25,000 options granted to him in December 2021). In addition to his annual equity grant and in connection with his expanded responsibilities, the Committee awarded Mr. McGonigle 20,000 RSUs on July 18, 2022 that vest in four equal installments on the anniversary of the grant over the next four years;
•Mr. Withrow an annual grant of 75,000 options and no RSUs (compared to the 40,000 options granted to him in December 2021). In addition to his annual equity grant and in connection with his assuming responsibility for all of our asset management businesses, the Committee awarded Mr. Withrow 20,000 RSUs on December 5, 2022 that vest in four equal installments on the anniversary of the grant over the next four years;
•Mr. McCabe an annual grant of 30,000 options and 2,500 RSUs (compared to the 25,000 options granted to him in December 2021); and
•Mr. Barr received no equity grants in 2022.
The number of options granted at the December 2022 meeting to our named executive officers was approximately 168% of the number granted to such officers in December 2021. The Committee has not previously awarded RSUs.
In 2022, the Committee approved the grant of approximately 2.2 million options to 506 of our employees compared to the approximately 3.3 million options granted during 2021 to 578 employees. During 2022, we repurchased in open market or private transactions 5.9 million Shares under our stock repurchase program at a total cost of approximately $338.4 million, compared to 6.75 million Shares in 2021 at a total cost of approximately $411.5 million. These share repurchase activities substantially offset the dilution which can result from grants and exercises under our equity compensation programs.
2023 compensation
Based on the significant changes in the scope of the responsibilities of certain named executive officers in 2022, the Committee determined that it was appropriate to increase the base salaries for each of these named executive officers during the calendar year, with each adjustment pro rated in 2022 as of their effective date. The increases were effective as of March 31, 2022 for Mr. Hicke, July 18, 2022 for Mr. McGonigle and October 25, 2022 for Messrs. Withrow and McCabe. Given these increases during 2022, the Committee determined to maintain these base salaries for 2023. The following table sets forth the compensation amount that will be in effect for 2023, as well as the percentage increase from the base salary prior to the adjustments during 2022.

Name	2023 Base Compensation Amount ($)	% Increase
Ryan P. Hicke	750,000	9.0%
Dennis J. McGonigle	700,000	8.9%
Wayne M. Withrow	700,000	13.1%
Philip N. McCabe	650,000	6.7%
Stock ownership policy
Under our Stock Ownership Policy, directors and executive officers are required to own equity interests in the Company having a required value which is a multiple of their base compensation. The equity value may consist of the ownership of Shares of Common Stock or of vested and exercisable stock options (valued at the amount by which the market price of the underlying shares exceeds the exercise price of the option), provided that at least 50 percent of the required value is in the form of direct ownership of our Shares of Common Stock. The required value is equal to five times their annual cash retainer in the case of directors, six times his annual base salary in the case of the Chief Executive Officer, and four times their annual base salary in the case of other executive officers. The Policy provides that the required value must have been achieved for existing directors and executive officers by March 2021, and for persons elected as directors or appointed or promoted as officers after the adoption of the Policy, not later than the fifth anniversary of such election or appointment. All of directors and executive officers are in compliance with this Policy.
Compensation recoupment policy
In early 2011, the Committee adopted a Compensation Recoupment Policy. This policy (also known as a “clawback” policy) permits the Board to recover certain cash incentive compensation or equity grants made to our executive officers and other members of our senior management committee if the person from whom the recoupment is sought engaged in fraud or intentional misconduct that caused the need to restate our financial statements and the result of the restatement would have been to reduce or delay the amount of the incentive compensation or the vesting of the equity grant. We believe that by providing us with the appropriate power to recover incentive compensation paid or equity grants made to an officer in this situation, we demonstrate our commitment to strong corporate governance. This clawback policy is in addition to any policies or recovery rights that are provided under applicable laws or regulations, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and regulations adopted thereunder, as well any applicable exchange listing standards.
We will re-assess our policy in 2023 upon the adoption of recently announced NASDAQ Stock Market LLC listing standards governing clawbacks of executive compensation.
Compensation consultant
The Committee has retained the firm of Semler Brossy as its independent consultant since 2012. During 2022, the Committee re-engaged Semler Brossy to assist the Committee with its compensation analysis project described in “Compensation Analysis Project” above and advice on general industry trends for executive compensation in the asset management and fintech sectors. Semler Brossy provides no other services to us outside of its role as independent Committee advisor.
Because of the policies and procedures Semler Brossy and the Committee have in place, the Committee is confident that the advice it receives from the executive compensation consultant is objective. These policies and procedures include the following provisions:
•the Committee has the sole authority to retain and terminate the executive compensation consultant;
•the Consultant has direct access to the Committee without management intervention;
•the Committee evaluates the quality and objectivity of the services provided by the Consultant each year and determines whether to continue to retain the Consultant; and
•the protocols for the engagement (described below) limit how the Consultant may interact with management.
While it is necessary for the Consultant to interact with management to gather information, the Committee has adopted protocols governing if and when the Consultant’s advice and recommendations can be shared with management. These protocols are included in the Consultant’s engagement letter. The Committee also determines the appropriate forum for receiving Consultant recommendations. Where appropriate, management invitees are present to provide context for the recommendations. This approach protects the Committee’s ability to receive objective advice from the Consultant so that the Committee may make
2023 Proxy Statement 31

independent decisions about our executive compensation. The Consultant reports directly to the Committee and performs no other work for the Company. The Committee has analyzed whether the work of Semler Brossy as a compensation consultant has raised any conflict of interest, taking into consideration the following factors:
•The provision of other services to us by Semler Brossy;
•The amount of fees by us to Semler Brossy as a percentage of the firm’s total revenue;
•Semler Brossy’s policies and procedures that are designed to prevent conflicts of interest;
•Any business or personal relationship of Semler Brossy or the individual compensation advisors employed by the firm with any of our executive officers;
•Any business or personal relationship of the individual compensation advisors with any member of the Committee; and
•Any of our stock owned by Semler Brossy or the individual compensation advisors employed by the firm.
The Committee has determined, based on its analysis of the above factors, that the work of Semler Brossy and the individual compensation advisors employed by
Semler Brossy as our compensation consultants has not created any conflict of interest.
Application of Section 162(m)
Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the tax deductibility of compensation paid to a public company’s chief executive officer and other named executive officers (excluding the company’s principal financial officer for tax years prior to 2018) to $1.0 million during any ﬁscal year. Prior to 2018, this $1.0 million deduction limit did not apply to compensation that qualified as “performance-based.” However, the Tax Cuts and Jobs Act eliminated the exemption for performance-based compensation for tax years beginning after 2017, except for providing transition relief for compensation paid pursuant to certain “grandfathered” arrangements in effect on November 2, 2017, and expanded the group of current and former executives covered by the $1.0 million deduction limit under Section 162(m). Nevertheless, the Committee remains committed to linking executive pay to performance and does not expect the changes to Section 162(m) to significantly alter the performance-driven design of our compensation programs going forward.

Pay Versus Performance
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for each person who served as our principal executive officer (“PEO”) and for our Non-PEO named executive officers (“NEOs”) and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

	Summary Compensation Table Total		Compensation Actually Paid				Value of Initial Fixed $100 Investment Based On:
Year	PEO 1 Ryan P. Hicke ($) (1)	PEO 2 Alfred P. West, Jr. ($) (2)	PEO 1 Ryan P. Hicke ($) (3)	PEO 2 Alfred P. West, Jr. ($) (4)	Average Summary Compensation Table Total for non-PEO NEOs ($) (5)	Average Compensation Actually Paid to non-PEO NEOs ($) (6)	SEI TSR ($) (7)	Industry Index TSR ($) (8)	Net Income ($000s) (9)	Adjusted Pre-Tax Earnings Per Share ($) (10)
2022	6,402,465	2,469,653	6,224,840	2,377,978	3,494,008	3,332,318	92.66	129.82	475,467	4.48
2021	N/A	2,367,239	N/A	2,475,614	1,991,178	2,162,026	95.47	180.24	546,593	5.12
2020	N/A	2,933,734	N/A	2,552,384	2,823,425	2,899,647	88.89	125.65	447,286	3.99
(1)Reflects compensation amount reported in the Summary Compensation Table (“SCT”) for Ryan P. Hicke, who was appointed Chief Executive Officer (and thus became our PEO) effective June 1, 2022.
(2)Reflects compensation amounts reported in the SCT for Alfred P. West, Jr., who served as our Chief Executive Officer (and thus as our PEO) during 2020, 2021 and for the period January 1, 2022, through May 31, 2022.
(3)Compensation Actually Paid (“CAP”) for Mr. Hicke in 2022 reflects the respective amount set forth in column (1) of this table, adjusted as set forth in the table below, as determined in accordance with SEC rules. RSUs are paid in Company shares once the underlying award vests, and are incorporated as applicable in the table below. The dollar amount reflected in column (1) of this table does not reflect the actual amount of compensation earned by or paid to Mr. Hicke during the applicable year.
(4)CAP for Mr. West in each of 2022, 2021 and 2020 reflects the respective amounts set forth in column (2) of this table, adjusted as set forth in the table below, as determined in accordance with SEC rules. RSUs are paid in Company shares once the underlying award vests, and are incorporated as applicable in the table below. The dollar amounts reflected in column (2) of this table do not reflect the actual amount of compensation earned by or paid to Mr. West during the applicable year.

Year	2020	2021	2022	2022
PEO	Alfred P. West, Jr.	Alfred P. West, Jr.	Alfred P. West, Jr.	Ryan P. Hicke
SCT Total Compensation ($)	2,933,734	2,367,239	2,469,653	6,402,465
Less: Stock and Option Award Values Reported in SCT for the Covered Year ($)	(1,014,000)	(373,625)	(694,825)	(4,106,600)
Plus: Fair Value for Stock and Option Awards Granted in the Covered Year ($)	988,875	383,000	628,450	3,941,000
Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years ($)	(356,225)	49,500	50,075	63,350
Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year ($)	—	49,500	(75,375)	(75,375)
Compensation Actually Paid ($)	2,552,384	2,475,614	2,377,978	6,224,840
Equity Valuations: Stock option grant date fair values are calculated based on the Black-Scholes option pricing model as of date of grant. Adjustments have been made using stock option fair values as of each measurement date using the stock price as of the measurement date and updated assumptions (i.e., term, volatility, dividend yield, risk free rates) as of the measurement date. RSU grant date fair values are calculated using the stock price as of date of grant.
2023 Proxy Statement 33

(5)The following non-PEO named executive officers are included in the average figures shown:
2020: Dennis J. McGonigle, Stephen G. Meyer, Ryan P. Hicke, Michael N. Peterson
2021: Dennis J. McGonigle, Wayne M. Withrow, Ryan P. Hicke, Philip N. McCabe
2022: Dennis J. McGonigle, Wayne M. Withrow, Kevin P. Barr, Philip N. McCabe
(6)Average CAP for our non-PEO named executive officers in each of 2022, 2021 and 2020 reflects the respective amount set forth in column (5) of this table, adjusted as set forth in the table below, as determined in accordance with SEC rules. RSUs are paid in company shares once the underlying award vests, and are incorporated as applicable in the table below. The dollar amounts reflected in column (5) of this table do not reflect the actual amounts of compensation earned by or paid to our non-PEO named executive officers during the applicable years.

Year	2020 Average	2021 Average	2022 Average
Non-PEO NEOs	See column (5) note	See column (5) note	See column (5) note
SCT Total Compensation ($)	2,823,425	1,991,178	3,494,008
Less: Stock and Option Award Values Reported in SCT for the Covered Year ($)	(1,280,438)	(429,669)	(1,893,842)
Plus: Fair Value for Stock and Option Awards Granted in the Covered Year ($)	1,994,694	440,450	1,754,833
Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years ($)	(638,034)	176,488	52,694
Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year ($)	—	(16,421)	(75,375)
Compensation Actually Paid ($)	2,899,647	2,162,026	3,332,318
Equity Valuations: Stock option grant date fair values are calculated based on the Black-Scholes option pricing model as of the date of grant. Adjustments have been made using stock option fair values as of each measurement date using the stock price as of the measurement date and updated assumptions (i.e., term, volatility, dividend yield, risk free rates) as of the measurement date. RSU grant date fair values are calculated using the stock price as of date of grant.
(7)For the relevant fiscal year, represents the cumulative total shareholder return (“TSR”) of the Company for the measurement periods ending on December 31 of each of 2022, 2021, and 2020, respectively.
(8)For the relevant fiscal year, represents the cumulative TSR of an Industry Index, a blend of indices including 76% NASDAQ US Asset Managers and Custodians and 24% NASDAQ US Software for the measurement periods ending on December 31 of each of 2022, 2021, and 2020, respectively.
(9)Reflects net income in the Company’s Consolidated Statements of Operations included in the Company’s Annual Reports on Form 10-K for each of the years ended December 31, 2022, 2021, and 2020.
(10)The Company’s selected measure is Adjusted Pre-Tax Earnings Per Share, which is a non-GAAP financial measure that consists of the quotient of (A) the Company’s calendar year net income before income taxes adjusted to not include any reduction for stock-option expense under ASC 718 equity compensation and the effect of items or events that the Compensation Committee determines in its discretion should be excluded for compensation purposes, divided by (B) the Company’s diluted shares outstanding.

Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Company Total Shareholder Return (“TSR”)
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, the Company’s cumulative TSR, and the Industry Index cumulative TSR over the three most recently completed fiscal years. TSR values for the Company and Industry Index assume $100 invested on December 31, 2019 through the last business day of the listed year.

Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Net Income during the three most recently completed fiscal years.

2023 Proxy Statement 35

Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Adjusted Pre-Tax Earnings Per Share (“EPS”)
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our EPS during the three most recently completed fiscal years.
When calculating our 2022 adjusted earnings before income taxes per share for purposes of our pay for performance disclosure, the Committee made the following adjustments to our GAAP earnings per share, which are consistent with the adjustments the Committee makes when determining whether the EPS vesting targets for outstanding stock options have been met:
•excluded any revenue associated with payments by HSBC in connection with its early termination of its SEI Wealth Platform Agreement;
•excluded any severance costs and expenses associated with our voluntary separation program and severance arrangements (including consulting arrangement payments) entered into during fiscal 2022 with departing senior executives; and
•excluded any reduction for stock-based compensation expense associated with stock options in accordance with Accounting Standards Codification 718 equity compensation (Stock-Based Compensation) from any calculation of the achievement of EPS vesting targets.

Pay ratio
Consistent with Instruction 2 to Item 402(u) of Regulation S-K, the applicable SEC rule, we may identify our median employee for purposes of providing pay ratio disclosure once every three years and calculate and disclose total compensation for that employee each year; provided that, during the last completed fiscal year, there has been no change in the employee population or employee compensation arrangements that we reasonably believe would result in a significant change to the previous year’s pay ratio disclosure.
As we had not undertaken a review since December 31, 2020, we chose December 31, 2022 as the date for establishing the employee population used in identifying the median employee and used fiscal 2022 as the measurement period. We identified the median employee using a consistently applied compensation measure which includes annual base salary or wages, target annual performance-based cash bonuses, target commissions, and long-term equity awards based on their grant date fair values. Permanent employees who joined in 2022 and permanent employees who were on leave during 2022 were assumed to have worked for the entire year. All U.S.
and non-U.S. employees employed as of December 31, 2022 were captured with the exception of employees accepted into our voluntary separation program, who represent less than 1% of our global workforce. No cost-of-living adjustments were made.
For the purposes of this pay ratio disclosure, we calculated the annual total compensation of our Chief Executive Officer by adding the amount reflected for 2022 in the “Total” column of the Summary Compensation Table included in this Proxy Statement for Mr. West attributable to the period from January 1, 2022 through May 31, 2022, which was the period for which he served as our Principal Executive Officer, and for Mr. Hicke attributable for the period from June 1, 2022 through the end of the year, which was the period of time for which he served as our Principal Executive Officer. The annual total compensation of the median employee and the annual total compensation of the Chief Executive Officer were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

Pay ratio
Annual total compensation of the median employee for 2022	$106,529
Annual total compensation of the CEO for 2022	$6,226,133
Ratio of annual total compensation of the median employee to the annual total compensation of CEO for 2022	58.4

2023 Proxy Statement 37

Compensation Committee report
Notwithstanding anything to the contrary, this Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any ﬁling under the Securities Act of 1933,as amended (the “Securities Act”), or the Securities Exchange Act of 1934 as amended (the “Exchange Act”) except to the extent that we specifically incorporate this information by reference, and this information shall not be deemed ﬁled under such Acts.
The members of the Committee consist of Carl A. Guarino (Chair), Kathryn M. McCarthy and Jonathan A. Brassington, each of whom is an independent director as defined in the rules of The NASDAQ Stock Market LLC. The Committee operates under a Charter approved by the Board which states that among the purposes of the Committee are to establish and periodically review our compensation philosophy and the adequacy of compensation plans and programs for executive officers and our other employees; to establish compensation arrangements and incentive goals for executive officers and to administer compensation plans; to review the performance of the executive officers and award incentive compensation and adjust compensation arrangements as appropriate based upon performance; to review and monitor management development and succession plans and activities; and to prepare the report on executive compensation for inclusion in our annual proxy statement in accordance with the Securities and Exchange Commission Rules and Regulations.
The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee:
Carl A. Guarino (Chair)
Kathryn M. McCarthy
Jonathan A. Brassington

Executive compensation.
The Summary Compensation Table set forth below summarizes total compensation of our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers for services rendered in all capacities for the last three years ended December 31, 2022.
Summary compensation table

Name and Principal Position	Year	Salary ($)(1)	Option Awards ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Ryan P. Hicke	2022	688,269	1,801,000	2,305,600	1,575,000	32,596	6,402,465
Chief Executive Officer	2021	600,000	373,625	—	880,000	73,586	1,927,211
	2020	623,077	1,014,000	—	800,000	30,829	2,467,906
Alfred P. West, Jr.	2022	750,000	540,300	154,525	990,000	34,828	2,469,653
Executive Chairman and	2021	750,000	373,625	—	1,210,000	33,614	2,367,239
Former Chief Executive Officer	2020	778,846	1,014,000	—	1,100,000	40,888	2,933,734
Dennis J. McGonigle	2022	642,692	1,350,750	1,049,000	1,170,000	31,347	4,243,789
Executive Vice President	2021	600,000	373,625	—	880,000	30,133	1,883,758
and Chief Financial Officer	2020	623,077	1,014,000	—	800,000	32,747	2,469,824
Wayne M. Withrow	2022	618,846	1,350,750	1,236,200	1,080,000	34,641	4,320,437
Executive Vice President >	2021	600,000	597,800	—	960,000	33,427	2,191,227
Investment Advisors	2020	623,077	1,014,000	—	720,000	32,723	2,389,800
Kevin P. Barr	2022	600,000	—	—	—	2,426,211	3,026,211
Former Executive Vice President >	2021	600,000	373,625	—	800,000	25,177	1,798,802
Investment Management	2020	623,077	1,014,000	—	765,000	23,516	2,425,593
Philip N. McCabe	2022	609,423	540,300	154,525	1,050,000	31,347	2,385,595
Executive Vice President >	2021	600,000	373,625	—	960,000	28,891	1,962,516
Investment Managers	2020	623,077	1,014,000	—	920,000	28,187	2,585,264
(1)Compensation deferred at the election of the executive, pursuant to our Capital Accumulation Plan (“CAP”), is included in the year in which such compensation is earned.
(2)Reflects the aggregate grant date fair value of options based upon the Black-Scholes option pricing model. The assumptions used in determining the amounts in this column are set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
(3)Reflects the aggregate grant date fair value of RSUs calculated in accordance with Accounting Standards Codification 718 (ASC 718). See Notes 1 and 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
(4)Non-equity incentive compensation awards for services rendered during a year have been listed in the year earned, but were actually paid in the following fiscal year.
2023 Proxy Statement 39

(5)Includes matching contributions to the CAP for the named individuals as well as supplemental life insurance premiums with respect to life insurance on the named individual and group insurance medical premiums. Also, for Mr. Barr, includes a lump-sum severance payment of $2.4 million in 2022. Mr. Barr’s last day of employment with the Company was January 3, 2023.
Grants of plan-based awards
The following table discloses certain information concerning options and stock awards granted during 2022 to each of our named executive officers.

Name	Type of Award	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)(4)
Ryan P. Hicke	RSUs	6/1/2022	40,000			2,305,600
	Options	12/5/2022		100,000	61.81	1,801,000
Alfred P. West, Jr.	RSUs	12/5/2022	2,500			154,525
	Options	12/5/2022		30,000	61.81	540,300
Dennis J. McGonigle	RSUs	7/18/2022	20,000			1,049,000
	Options	12/5/2022		75,000	61.81	1,350,750
Wayne M. Withrow	RSUs	12/5/2022	20,000			1,236,200
	Options	12/5/2022		75,000	61.81	1,350,750
Philip N. McCabe	RSUs	12/5/2022	2,500			154,525
	Options	12/5/2022		30,000	61.81	540,300
(1)All stock awards granted to our named executive officers in 2022 were RSUs granted upon the approval of the Committee under our 2014 Omnibus Equity Compensation Plan. RSUs awarded in 2022 vest on the third anniversary of the date of grant and not based on the achievement of performance targets.
(2)All stock options granted to our named executive officers in 2022 were nonqualified options granted upon the approval of the Committee under our 2014 Omnibus Equity Compensation Plan, with an exercise price per Share equal to the fair market value of our Shares on the date of grant. 50% of these options vest on December 31 of the year in which we attain an adjusted pre-tax earnings per share of $5.00 or more, but not earlier than the second anniversary of the date of grant, and the remaining 50% of these options vest on December 31 of the year in which we attain an adjusted pre-tax earnings per share of $6.25 or more, but not earlier than the fourth anniversary of the date of grant, in each case based upon our audited financial statements and subject to certain adjustments relating to non-recurring transactions or the option expense we record under ASC 718.
(3)The Grant Date Fair Value of RSUs were calculated in accordance with ASC 718. See Notes 1 and 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
(4)The Grant Date Fair Value of the Option Grants made on December 5, 2022 was based upon the Black-Scholes option pricing model. The assumptions used are set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Employment arrangements of our Named Executive Officers
Mr. Hicke is party to an employment agreement with a term from June 1, 2022 through June 1, 2026. Under this agreement, Mr. Hicke will receive (i) an annual salary of $750,000 (which may be increased, but not decreased, during the term of the agreement) and (ii) an annual target bonus opportunity of $1,750,000, commencing in fiscal year 2022, based on individual and/or Company performance as determined by our Compensation Committee. The agreement provided for an initial restricted stock unit grant to Mr. Hicke of 40,000 shares of the Company’s common stock, vesting over four years in equal annual installments on the first four anniversaries of March 31, 2022, provided that Mr. Hicke remains employed through the applicable vesting date. The agreement also provides that, commencing in December 2022 and for each year during the term of the agreement, Mr. Hicke will be eligible to receive annual equity grants in such form and on such terms as the Board or Compensation Committee deems appropriate, provided that Mr. Hicke’s annual equity grant in December 2022 was required to be a stock option grant with respect to 100,000 shares, with an exercise price, vesting and other terms similar to the options granted to other senior executives at that time. Pursuant to the agreement, Mr. Hicke will receive the following severance benefits if his employment is terminated by the Company other than for Cause (as defined in the agreement), death or disability and he executes and does not revoke a general release of claims: (i) the accrued obligations as defined in the agreement; (ii) an amount equal to (x) one and one half times his base salary as of the termination date and (y) one and one half times his annual bonus for the year of termination, payable in payroll installments during the 18-month period following the year of termination; and (iii) accelerated full vesting of the March 2022 RSU grant. If Mr. Hicke’s employment is terminated as a result of his death or disability, he will receive (i) the accrued obligations and (ii) accelerated full vesting of the March 2022 RSU grant. Mr. Hicke will be subject to covenants not to compete with the Company or solicit its employees or customers during his employment and for a period of 18 months following termination of employment for any reason, as well as confidentiality covenants.
Outstanding equity awards at year-end
The following table reflects outstanding options and stock awards held by our named executive officers as of December 31, 2022.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Ryan P. Hicke	12/10/2013	25,000	—	33.76	12/10/2023
	12/9/2014	20,000	—	40.64	12/9/2024
	12/8/2015	24,000	—	53.34	12/8/2025
	12/13/2016	35,000	—	49.63	12/13/2026
	12/12/2017	12,500	12,500	71.12	12/12/2027
	12/11/2018	17,500	17,500	48.47	12/11/2028
	12/9/2019	20,000	20,000	64.43	12/9/2029
	12/8/2020	37,500	37,500	56.54	12/8/2030
	12/10/2021	—	25,000	60.46	12/10/2031
	6/1/2022					40,000	2,332,000
	12/5/2022	—	100,000	61.81	12/5/2032
Alfred P. West, Jr.	12/10/2013	45,000	—	33.76	12/10/2023
	12/9/2014	35,000	—	40.64	12/9/2024
	12/8/2015	30,000	—	53.34	12/8/2025
	12/13/2016	35,000	—	49.63	12/13/2026
	12/12/2017	10,000	10,000	71.12	12/12/2027
	12/11/2018	12,500	12,500	48.47	12/11/2028
	12/9/2019	10,000	10,000	64.43	12/9/2029
	12/8/2020	37,500	37,500	56.54	12/8/2030
	12/10/2021	—	25,000	60.46	12/10/2031
	12/5/2022	—	30,000	61.81	12/5/2032	2,500	145,750
2023 Proxy Statement 41

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Dennis J. McGonigle	12/10/2013	30,000	—	33.76	12/10/2023
	12/9/2014	27,500	—	40.64	12/9/2024
	12/8/2015	24,000	—	53.34	12/8/2025
	12/13/2016	25,000	—	49.63	12/13/2026
	12/12/2017	12,500	12,500	71.12	12/12/2027
	12/11/2018	12,500	12,500	48.47	12/11/2028
	12/9/2019	15,000	15,000	64.43	12/9/2029
	12/8/2020	37,500	37,500	56.54	12/8/2030
	12/10/2021	—	25,000	60.46	12/10/2031
	7/18/2022					20,000	1,166,000
	12/5/2022	—	75,000	61.81	12/5/2032
Wayne M. Withrow	12/10/2013	30,000	—	33.76	12/10/2023
	12/9/2014	27,500	—	40.64	12/9/2024
	12/8/2015	30,000	—	53.34	12/8/2025
	12/13/2016	25,000	—	49.63	12/13/2026
	12/12/2017	10,000	10,000	71.12	12/12/2027
	12/11/2018	10,000	10,000	48.47	12/11/2028
	12/9/2019	10,000	10,000	64.43	12/9/2029
	12/8/2020	37,500	37,500	56.54	12/8/2030
	12/10/2021	—	40,000	60.46	12/10/2031
	12/5/2022	—	75,000	61.81	12/5/2032	20,000	1,166,000
Kevin P. Barr	12/10/2013	35,000	—	33.76	12/10/2023
	4/22/2014	100,000	—	31.74	4/22/2024
	12/9/2014	30,000	—	40.64	12/9/2024
	12/8/2015	30,000	—	53.34	12/8/2025
	12/13/2016	30,000	—	49.63	12/13/2026
	12/12/2017	10,000	10,000	71.12	12/12/2027
	12/11/2018	10,000	10,000	48.47	12/11/2028
	12/9/2019	10,000	10,000	64.43	12/9/2029
	12/8/2020	37,500	37,500	56.54	12/8/2030
	12/10/2021	—	25,000	60.46	12/10/2031
Philip N. McCabe	12/10/2013	25,000	—	33.76	12/10/2023
	12/9/2014	21,000	—	40.64	12/9/2024
	12/8/2015	24,000	—	53.34	12/8/2025
	12/13/2016	30,000	—	49.63	12/13/2026
	12/12/2017	12,500	12,500	71.12	12/12/2027
	12/11/2018	17,500	17,500	48.47	12/11/2028
	12/9/2019	20,000	20,000	64.43	12/9/2029
	12/8/2020	37,500	37,500	56.54	12/8/2030
	12/10/2021	—	25,000	60.46	12/10/2031
	12/5/2022	—	30,000	61.81	12/5/2032	2,500	145,750

(1)The following tables set forth opposite the relevant option expiration date, the vesting thresholds for all options which are currently unexercisable:

Option Expiration Date	50% Exercisable When Our Reported EPS Plus ASC 718 Expense Exceeds	100% Exercisable When Our Reported EPS Plus ASC 718 Expense Exceeds
12/12/2027	Vested	$5.50
12/11/2028	Vested	$6.00
12/9/2029	Vested	$6.00
12/8/2030	Vested	$5.35
12/10/2031	$5.75	$7.00
12/5/2032	$5.00	$6.25
(2)    All RSU’s vest in a single tranche on the third anniversary of their date of grant. Market value is calculated based on the closing price of the Company’s common stock on December 30, 2022 (the last trading day of the year) of $58.30 as reported by the NASDAQ Stock Market, LLC.

Option exercises and stock awards vested table
The following table presents information regarding stock options exercised and stock awards vested for our named executive officers during 2022.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)
Ryan P. Hicke	20,000	677,650	—	—
Alfred P. West, Jr.	50,000	1,956,000	—	—
Dennis J. McGonigle	35,000	1,144,847	—	—
Wayne M. Withrow	30,000	981,000	—	—
Kevin P. Barr	40,000	1,542,100	—	—
(1)    No stock awards for our named executive officers vested in 2022. See caption “2022 equity awards” in the Compensation discussion and analysis for details regarding vesting of stock awards.

Potential payments on termination
Mr. Hicke, our Chief Executive Officer, has an employment agreement. Mr. Hicke’s employment agreement, among other things, provides for certain compensation and benefits that are in addition to those provided by us pursuant to those plans and arrangements available to our employees generally, and those that are customarily (but not required to be) extended to those executive officers terminated without cause or in the event of their death or disability.
Mr. Hicke’s employment agreement provides that if he is terminated without cause prior to June 1, 2026, and he executes and does not revoke a general release of claims, then in addition to those benefits generally provided by us to our employees pursuant to those plans and arrangements available to our executive officers generally and those that are customarily (but not required to be) extended to departing executive officers, Mr. Hicke will receive:
•an amount equal to any accrued obligations he is owed under the terms of his employment agreement; and
2023 Proxy Statement 43

•an amount (the “Severance Amount”) equal to the sum of (x) one and one-half times his base salary as of the termination date, plus (y) one and one half times his annual bonus for the year of termination, which Severance Amount would be payable in equal payroll installments during the 18-month period following the year of termination.
Mr. Hicke’s employment agreement also provides that in addition to the benefits customarily (but not required to be) extended to departing executive officers if he is terminated without cause or his employment ceases for death or disability, any portion of the 40,000 RSU Staking Grant that has not vested at the time of such departure will accelerate and the Shares issuable thereunder will be issued to Mr. Hicke and such shares will be tradeable without restriction.
Any options to purchase Shares that have been or may be granted to Mr. Hicke are not subject to the accelerated vesting or extended exercise period provisions of his employment agreement and would be treated in the same manner as have those options held by other departing executive officers.
Pursuant to the terms of his employment agreement, Mr. Hicke will be subject to covenants not to compete with the Company or solicit its employees or customers during his employment and for a period of 18 months following termination of employment for any reason, as well as confidentiality covenants.
The following table illustrates our estimates of the potential value of the payments and benefits to which Mr. Hicke would be entitled to receive upon a termination of his employment without cause or upon his death or disability pursuant to his employment agreement that are in addition to those benefits customarily extended to departing executive officers, in either case as of December 31, 2022. The amounts that Mr. Hicke would receive in an actual termination can only be determined at the time the event occurs.

Benefits and Payments Upon Termination	Termination Without Cause ($)	Death or Disability ($)
Cash Severance-Salary (1)	1,125,000	—
Cash Severance-Bonus (2)	2,625,000	—
RSUs-Accelerated (3)	2,332,000	2,332,000
(1)The calculation is 1.5 times Mr. Hicke’s base salary for 2022 per the terms of his employment agreement and does not include the amount of any accrued but unpaid base salary or vacation through the date of termination that may be payable to Mr. Hicke at the time of termination.
(2)The calculation is 1.5 times Mr. Hicke’s incentive compensation target for 2022, per the terms of his employment agreement.
(3)The aggregate value is based on the closing market price of the Shares on December 31, 2022 ($58.30). As of December 31, 2022, all Shares underlying Mr. Hicke’s 40,000 RSU Staking Grant had not yet vested.

As disclosed in the Summary Compensation Table, Mr. Barr received a lump-sum severance payment of $2.4 million in 2022 in connection with his separation from the Company.

Director compensation
During 2022, each director who was not an employee received an annual retainer of $70,000. The annual chair fee for the Audit, Compensation, Legal and Regulatory Oversight and Nominating and Governance Committees was $20,000, $15,000, $15,000 and $5,000, respectively, and the annual retainer fee for the Audit Committee was $10,000, for each of the Compensation and Legal Regulatory and Oversight Committees was $7,500, and for the Nominating and Governance Committee was $5,000. The annual retainer for the Lead Independent Director was $15,000.
Each non-employee director also received an annual grant of 7,500 options to purchase Shares and 766 RSUs. Thus, on December 5, 2022, each of our non-employee directors, Messrs. Brassington, Doran, Guarino, Romeo and Mss. Blumenstein and McCarthy, was granted options under our 2014 Omnibus Equity Compensation
Plan to purchase 7,500 Shares at an exercise price of $61.81, all of which options remained outstanding at December 31, 2022. These options have a ten-year term, with 50 percent of these options to vest on December 31 of the year in which we attain adjusted pre-tax earnings per share of $5.00 or more, but not earlier than the second anniversary of the date of grant, and the remaining 50 percent of these options to vest on December 31 of the year in which we attain adjusted pre-tax earnings per share of $6.25 or more, but not earlier than the fourth anniversary of the date of grant (in each case based upon our audited financial statements and subject to certain adjustments relating to the option expense we recorded under ASC 718 and to adjustment for certain extraordinary events). RSUs granted in 2022 were time-based and not based on the achievement of performance targets.
The following table summarizes the compensation paid to our directors for 2022:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Sarah W. Blumenstein	82,500	47,346	135,075	—	264,921
Jonathan A. Brassington	71,250	47,346	281,384 (3)	—	399,980
William M. Doran	92,500	47,346	135,075	348,004 (4)	622,925
Carl A. Guarino	112,500	47,346	135,075	—	294,921
Kathryn M. McCarthy	107,500	47,346	135,075	—	289,921
Carmen V. Romeo	112,500	47,346	135,075	—	294,921
(1)Reflects the aggregate grant date fair value of RSUs as calculated in accordance with ASC 718. See Notes 1 and 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. As of December 31, 2022, our directors owned the following aggregate numbers of RSUs: Ms. Blumenstein, 766; Ms. McCarthy, 766; Mr. Brassington, 766; Mr. Doran, 766; Mr. Guarino, 766; and Mr. Romeo, 766.
(2)Reflects the aggregate grant date fair value of options based upon the Black-Scholes option pricing model. The assumptions used in determining the amounts in this column are set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. As of December 31, 2022, our directors owned options to purchase the following aggregate numbers of Shares: Ms. Blumenstein, 82,500; Ms. McCarthy, 87,500; Mr. Brassington, 17,500; Mr. Doran, 97,500; Mr. Guarino, 97,500; and Mr. Romeo, 77,500.
(3)On April 19, 2022, Mr. Brassington was granted options under our 2014 Omnibus Equity Compensation Plan to purchase 10,000 Shares at an exercise price of $60.46, all of which options remained outstanding at December 31, 2022. These options have a ten-year term, with 50 percent of these options to vest on December 31 of the year in which we attain adjusted pre-tax earnings per share of $5.75 or more, but not earlier than the second anniversary of the date of grant, and the remaining 50 percent of these options to vest on December 31 of the year in which we attain adjusted pre-tax earnings per share of $7.00 or more, but not earlier than the fourth anniversary of the date of grant (in each case based upon our audited financial statements and subject to certain adjustments relating to the option expense we recorded under ASC 718 and to adjustment for certain extraordinary events).
(4)During 2022, Mr. Doran received trustee fees of $178,000 for serving as a trustee of approximately 13 mutual funds or trusts, each of which we either administered or sponsored. During 2022, Mr. Doran served as a director of SEI Investments Distribution Co., SEI Investments (Asia) Limited, SEI Investments (Europe) Ltd., SEI Global Nominee Ltd., SEI Investments Global Fund Services Limited, SEI Investments Global, Limited and SEI Alpha Strategy Portfolios, L.P. and received $14,166 per month pursuant to a consulting agreement with us.
2023 Proxy Statement 45

Review, approval, or ratification of transactions with related persons
Our Board believes that transactions with related persons present a heightened risk of conflicts of interest (or the perception thereof). Our Code of Conduct thus contains a provision regarding transactions with related persons that requires that our Audit Committee review and approve, before it is consummated, any “related person” transaction as defined in Item 404(a) of Regulation S-K to which a director or executive officer is, directly or indirectly, a party. A related person transaction is any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest. No related person transaction will be executed without the approval or ratification of our Audit Committee. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.
Since January 1, 2022, there have been no related person transactions with any director or executive officer of the Company or any other related person, as defined in Rule 404 under Regulation S-K and none is proposed.

Audit Committee report.
Notwithstanding anything to the contrary, this Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act except to the extent that we specifically incorporate this information by reference, and this information shall not be deemed filed under such Acts.

The Audit Committee of our Board currently is composed of four independent directors and operates under a written charter adopted by our Board that complies with the rules adopted by The NASDAQ Stock Market LLC. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis. A copy of the current Audit Committee Charter may be viewed on our website at seic.com under “Investor Relations > Corporate Governance.” The members of the Audit Committee are Mr. Romeo (Chair), Mr. Guarino, Ms. McCarthy, and Mr. Brassington. The role of the Audit Committee is to assist our Board in its oversight of the quality and integrity of our financial reporting process. The Audit Committee also has sole authority, among other things, to retain, set compensation and retention terms for, terminate, oversee, and evaluate the activities of our independent auditors. Management has the primary responsibility for the financial reporting process, including the system of internal controls, and for preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.
The Committee met seven times in 2022 and held discussions with management and the independent auditors. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters that registered independent public accounting firms must communicate to audit committees under Public Company Accounting Oversight Board rules.
Our independent auditors also provided to the Audit Committee the written disclosures required by the Public Company Accounting Oversight Board’s independence rules, and the Audit Committee discussed with the independent auditing firm that firm’s independence.
Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that our Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission.
Audit Committee:
Carmen V. Romeo (Chair)
Carl A. Guarino
Kathryn M. McCarthy
Jonathan A. Brassington
2023 Proxy Statement 47

Proposal 2
Advisory vote
on executive
compensation.

Required vote and Board recommendation
Because your vote is advisory, it will not be binding upon us, the Board or the Compensation Committee. Our Board and our Compensation Committee value the opinions of our shareholders. To the extent that there is any significant vote against the compensation of our executive officers, we will consider our shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. The Board believes that the compensation of our executive officers, as described in the CD&A and the tabular disclosures under the heading “Executive Compensation” is appropriate for the reasons stated above. Therefore, the Board unanimously recommends a vote FOR approval of the compensation for our named executive officers.

Our compensation philosophy is designed to align each executive’s compensation with our short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate, and retain key executives who are crucial to our long-term success. Shareholders are encouraged to read the Compensation Discussion and Analysis (“CD&A”) and other sections of this proxy statement regarding our compensation practices for named executive officers, which include discussions of the following:
•Members of the Compensation Committee of our Board are independent directors. The Compensation Committee has established a thorough process for the review and approval of compensation program designs, practices, and amounts awarded to our executive officers.
•The Compensation Committee engaged and received advice from a third-party compensation consultant concerning the compensation of our Chief Executive Officer. It selected a peer group of companies, taking into account the compensation consultant’s recommendations, to compare to our Chief Executive Officer’s compensation.
•We have many compensation practices that ensure consistent leadership, decision-making and actions without taking inappropriate or unnecessary risks. The practices include:
•We have a cash incentive compensation repayment (“clawback”) policy;
•We have a stock ownership policy requiring executives to maintain a minimum value of ownership of our equity in accordance with the plan;

•With the exception of Mr. Hicke, as discussed earlier, we employ our named executive officers “at will” without severance agreements or employment contracts;
•We have a long-standing insider trading policy which, among other things, prevents executive officers from buying or selling put or call options or futures on our Shares;
•Our performance-based incentive programs include a balance of different measures for short-term and long-term programs; and
•Our executive officers’ compensation amounts are aligned with our financial performance and the overall implementation of our business strategies.
The Compensation Committee and the Board believe that these policies, procedures, and amounts are effective in implementing our compensation philosophy and in achieving its goals. This advisory shareholder vote, commonly known as “Say-on-Pay,” gives you as a Shareholder the opportunity to approve or not approve our executive compensation program and policies through the following resolution:
“Resolved, that the holders of Shares of the Company approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission including the Compensation Discussion and Analysis, the 2022 Summary Compensation Table and the other related tables and disclosure.”

2023 Proxy Statement 49

Proposal 3
Advisory vote
on frequency of
future votes on
executive
compensation.

Required vote and Board recommendation
As with your vote on Proposal 2, your vote on this Proposal 3 is advisory, and therefore not binding upon the Company, the Board of Directors or the Compensation Committee. Our Board of Directors and our Compensation Committee value the opinions of our shareholders. To the extent there is any significant vote for one frequency over the other options, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. The Board unanimously recommends a vote for a frequency of “EVERY 1 YEAR” for future advisory shareholder votes on compensation of our named executive officers.

At least once every six years, we are required to provide our shareholders an advisory vote on the frequency with which our shareholders shall have the advisory vote on named executive officer compensation provided for in Proposal 2 in the Proxy Statement. The last time the shareholders voted on frequency was in 2017, and thus we are providing shareholders the opportunity to again vote on frequency this year.
	Specifically, we are asking whether the advisory vote on named executive officer compensation should occur every 1 year, every 2 years, or every 3 years. We currently submit advisory votes on named executive officer compensation to shareholders every year, and we continue to believe that, of the three choices, submitting such votes every year remains preferable. Thus, we ask that you support a frequency period of “every 1 year” for future advisory shareholder votes on the compensation of our named executive officers.	The Company believes that continuing the annual shareholder vote will enhance shareholder communication by providing a clear, simple means for the Company to obtain information on investor sentiment about our executive compensation philosophy, and will be the most effective timeframe to engage with shareholders to understand and respond to the vote results.

2023 Proxy Statement 51

Proposal 4
Ratification of
appointment of
independent
registered public
accountants.

Required vote and Board recommendation
The affirmative vote of a majority of the votes cast at our 2023 Annual Meeting by the holders of the outstanding Shares is required for the ratification of this appointment. Our Board unanimously recommends that Shareholders vote FOR approval of this proposal.

The Audit Committee of our Board has selected KPMG LLP (“KPMG”) as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2023. The Audit Committee and the Board seek to have the Shareholders ratify such an appointment of KPMG by the Audit Committee. We note, however, that consistent with the requirements of the Sarbanes-Oxley Act of 2002, our Audit Committee has ultimate authority with respect to the selection of our independent registered public accountants. Accordingly, if Shareholders do not ratify the appointment of KPMG, our Audit Committee will take that into account in considering whether to continue to retain KPMG.
Representatives of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Principal accounting fees and services
The following is a summary of the fees KPMG billed to us for professional services rendered for the fiscal years ended December 31, 2022 and December 31, 2021, respectively:

Fee Category	2022	2021
Audit Fees (1)	$5,684,843	$5,525,486
Audit-related Fees (2)	1,653,844	1,716,416
Tax Fees (3)	332,212	99,402
All Other Fees	3,800	4,961
	$7,674,699	$7,346,265

(1)Audit fees for the years ended December 31, 2022 and 2021, respectively, were for professional services rendered for the audits and interim quarterly reviews of our consolidated financial statements and other statutory and subsidiary audits. Audit fees for the year ended December 31, 2022 and 2021 also include fees billed by KPMG for audits of our various Collective Trust Funds. These fees were paid by the various funds.
(2)Audit-related fees for the year ended December 31, 2022 and 2021, respectively, were for attestation services, internal control reviews and other audit-related services.
(3)Tax fees for the years ended December 31, 2022 and 2021, respectively, were for tax compliance and due diligence services, including the review or preparation of foreign tax returns, and general tax planning services.

2023 Proxy Statement 53

Policy on Audit Committee
pre-approval of audit and permissible non-audit services of independent registered public accountants
The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding pre-approval of the retention of the independent auditors for the performance of all audits and lawfully permitted non- audit services and regarding pre-approval of the fees for such services. On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditors to provide these services, as well as certain fee levels for these services. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services as compared to the pre-approved fee levels.

Other important information.
As of the date of this Proxy Statement, management knows of no other matters to be presented for action at our 2023 Annual Meeting. However, if any further business should properly come before our 2023 Annual Meeting, the persons named as proxies will vote on such business in accordance with their best judgment.
Sustainability practices
These practices benefit the environment by minimizing the use of paper and printing and lower our costs.
Request electronic access to proxy materials and annual reports
If you receive your proxy materials by mail, we encourage you to elect electronic delivery. If you do, you will receive an email with links to access the Proxy Statement and Annual Report on the Internet. If you are a beneficial shareholder, please contact your broker, bank, or nominee to request electronic access to proxy materials. If your shares are registered in your name, please access www.proxyvote.com to vote. You will have the option to enroll in electronic delivery immediately after casting your vote.
Reduce duplicate mailings
We deliver a single Proxy Statement and Annual Report, along with individual proxy cards, to shareholders who have not enrolled in electronic delivery and share the same address, unless we have received contrary instructions. This practice is known as “householding.” To discontinue householding and receive separate copies of proxy materials, beneficial shareholders should contact their broker, bank, or nominee where their account is held, and registered shareholders should contact their account holder or our transfer agent, AST Shareholder Services Department, by phone at (800) 937-5449 or by email at help@astfinancial.com.
Access available information about us
We publish our earnings releases on our website at seic.com/investor-relations, as well as make available to shareholders the opportunity to listen to our quarterly earning calls. Our website also provides free-of-charge access to our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such materials are filed with the Securities and Exchange Commission (SEC). Our website and our filings made with the SEC are not part of this Proxy Statement. References to our website address in this Proxy Statement are intended to be inactive textual references only.
Delinquent Section 16(a) reports
Section 16(a) of the Exchange Act requires our directors and executive officers and any beneficial owner of more than 10% of any class of our equity securities to file with the SEC initial reports of beneficial ownership and reports of changes in ownership of any of our securities. These reports are made on documents referred to as Forms 3, 4 and 5. Our directors and executive officers must also provide us with copies of these reports. We have reviewed the copies of the reports that we have received and any written representations that no Form 5 was required from the individuals required to file the reports that we have received, as well as reviewed Forms 3, 4 and 5 filed with the SEC. Based on this
2023 Proxy Statement 55

review, we believe that during the year ended December 31, 2022, each of our directors and executive officers and beneficial owners of more than 10% of any class of our equity securities timely complied with applicable reporting requirements for transactions in our equity securities, except for certain reports that were filed late, as follows: Mr. Barr – two late Form 4s relating to a total of two transactions; Ms. Blumenstein – one late Form 4 relating to a total of three transactions; Mr. Brassington – one late Form 3 and two late Form 4s relating to a total of five transactions; Mr. Doran – one late Form 4 relating to a total of three transactions; Mr. Guarino – one late Form 4 relating to a total of three transactions; Mr. Hicke – one late Form 4 relating to a total of seven transactions and one Form 3 amendment; Ms. McCarthy – one late Form 4 relating to a total of three transactions; Mr. McGonigle – one late Form 4 relating to a total of three transactions; Mr. Peterson – one late Form 4 relating to a total of three transactions; Mr. West – two late Form 4s relating to a total of three transactions; and Mr. Withrow – one late Form 4 relating to a total of three transactions.
Solicitation of proxies
The accompanying proxy card is solicited on behalf of our Board. Following the original mailing of the proxy materials, proxies may be solicited personally by our officers and employees, who will not receive additional compensation for these services. We will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial shareholders.
Nominations and proposals by shareholders for our 2024 Annual Meeting
Proposals that Shareholders wish to have considered for possible inclusion in our Proxy Statement for the 2024 Annual Meeting must be received by our Secretary at our principal offices (One Freedom Valley Drive, Oaks, PA 19456-1100) no later than December 22, 2023. If you wish to submit a proposal for a vote or to nominate a candidate for election as director at the 2024 Annual Meeting (but not seek inclusion of the proposal or nomination in our Proxy Statement), we must receive your proposal or nomination, in accordance with our Bylaws, on or before March 2, 2024, but not before February 1, 2024. Shareholders who submit nominations for director and who intend to solicit proxies in support of their nominees must include in their submission all information required by Rule 14a-19 under the Exchange Act.
Additional information
We will provide without charge to any person from whom a proxy is solicited by our Board, upon the written request of such person, a copy of our 2022 Annual Report on Form 10-K, including the financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Exchange Act. Any such requests should be directed to Michael Peterson, General Counsel, at our principal offices at 1 Freedom Valley Drive, Oaks, PA 19456-1100, phone: (610) 676-1000.
Forward-looking statements
This proxy statement contains forward-looking statements within the meaning or the rules and regulations of the Securities and Exchange Commission. In some cases you can identify forward-looking statements by terminology, such as ‘‘may,’’ ‘‘will,’’ ‘‘expect,’’ ‘‘believe’’ and ‘‘continue,’’ or ‘‘appear.’’ Our forward-looking statements include our current expectations as to our growth, strategies and the opportunities for our success. You should not place undue reliance on our forward-looking statements, as they are based on the current beliefs and expectations of our management and subject to significant risks and uncertainties, many of which are beyond our control or are subject to change. Although we believe the assumptions upon which we base our forward-looking statements are reasonable, they could be inaccurate. Some of the risks and important factors that could cause actual results to differ from those described in our forward-looking statements can be found in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2022, ﬁled with the Securities and Exchange Commission.

1 Freedom Valley Drive Oaks, PA 19456-1100 +1 610 676 1000 seic.com

SEI® delivers technology and investment solutions that connect the financial services industry. With capabilities across investment processing, operations, and asset management, we work with corporations, financial institutions and professionals, and ultra-high-net-worth families to solve problems, manage change, and help protect assets—for growth today and in the future.

©2022	220186.02 (04/22)

SEI INVESTMENTS COMPANY
1 FREEDOM VALLEY DRIVE
P.O. BOX 1099
OAKS, PA 19456-1100

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 30, 2023 for shares held directly and by 11:59 P.M. Eastern Time on May 26, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SEIC2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 30, 2023 for shares held directly and by 11:59 P.M. Eastern Time on May 26, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V01069-P88940

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SEI INVESTMENTS COMPANY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Ryan P. Hicke	☐	☐	☐
1b. Kathryn M. McCarthy	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2.

	For	Against	Abstain
2. To approve, on an advisory basis, the compensation of named executive officers.	☐	☐	☐

The Board of Directors recommends you vote "1 Year" on the following proposal:

	1 Year	2 Years	3 Years	Abstain
3. Advisory vote on frequency of future advisory votes on the compensation of named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 4.

	For	Against	Abstain
4. To ratify the appointment of KPMG LLP as independent registered public accountants for fiscal year 2023.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

V01070-P88940

SEI INVESTMENTS COMPANY
This proxy is solicited on behalf of our Board of Directors.

The undersigned shareholder of SEI Investments Company (the "Company") hereby appoints Michael N. Peterson and Rebecca Stump, the proxy or proxies of the undersigned, and hereby authorizes either of them to represent and to vote as designated on the reverse, all shares of Common Stock of the Company held of record by the undersigned at the close of business on March 24, 2023 at the Annual Meeting of Shareholders to be held on May 31, 2023, and at any adjournments thereof. The proxies named herein are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side